Filed Pursuant to Rule 424(b)(4)
Registration No. 333-280404

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JULY 3, 2024

7,420,057 Shares

Class A Common Stock

The selling stockholders of United Homes Group, Inc. identified in this prospectus supplement (the “Selling Stockholders”) are offering 7,420,057 shares (the “Base Shares”) of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). We are not selling any shares in this offering and will not receive any of the proceeds.

Our Class A Common Stock is listed on the Nasdaq Global Market (the “Nasdaq”) and our warrants issued in connection with our initial public offering (“Public Warrants”) are listed on the Nasdaq Capital Market under the symbols “UHG” and “UHGWW”, respectively. On December 5, 2024, the last reported sale price of our Class A Common Stock was $6.10 per share.

At our request, BTIG, LLC (“BTIG”) has reserved up to 1,448,200 shares of Class A Common Stock offered by this prospectus supplement and accompanying prospectus for purchase from the Selling Stockholders by (1) Michael Nieri, our Executive Chairman, (2) James Pirrello, our Interim Chief Executive Officer, (3) the lenders party to the Kennedy Lewis Credit Agreement (as defined below), and (4) certain other persons identified by management, which may include certain parties we have a business relationship with and friends and family of management. See the section titled “Underwriting—Friends and Family Purchase” herein for more information regarding these purchases and the section titled “Prospectus Supplement Summary—Kennedy Lewis Credit Agreement” herein for more information on the Kennedy Lewis Credit Agreement.

The Selling Stockholders have granted BTIG an option for a period of 30 days to purchase up to an additional 1,113,009 shares of Class A Common Stock (the “Option Shares”), solely to cover overallotments or to stabilize the price of the shares, at the public offering price shown below less the underwriting discounts and commissions shown below.

	Per Share	Total
Public offering price	$5.00	$37,100,285.00
Underwriting discounts and commissions(1)	$0.25	$1,855,014.25
Proceeds, before expenses, to the Selling Stockholders(2)	$4.75	$35,245,270.75

(1) See “Underwriting” for additional information regarding total underwriter compensation.

(2) Assumes no exercise of BTIG’s option to purchase additional shares of Class A Common Stock.

We are an “emerging growth company” as defined under the federal securities laws. Investing in shares of our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as those contained in the accompanying prospectus and the documents incorporated by reference herein and therein, for a discussion of factors you should consider before buying shares of our Class A Common Stock.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter may offer shares of our common stock from time to time in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

BTIG expects to deliver the shares of Class A Common Stock against payment on or about December 11, 2024.

Sole Book-Running Manager

BTIG, LLC

Prospectus Supplement dated December 5, 2024

TABLE OF CONTENTS

Page

Prospectus Supplement

Prospectus

Where You Can Find More Information	61

Incorporation of Certain Information by Reference	62

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 (File No. 333-280404) that we filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2024, which registration statement was declared effective July 3, 2024 (the “Registration Statement”). This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities that may be offered by the selling securityholders named therein from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus, and, when we refer to the accompanying prospectus, we are referring to the base prospectus. To the extent there is an inconsistency or a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.

We have not, the Selling Stockholders have not and BTIG has not, authorized anyone to provide any information or to make any representations, other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We, the Selling Stockholders and BTIG take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares of Class A Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of its time of delivery or any sale of shares of our Class A Common Stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, together with any documents incorporated by reference herein and therein and the additional information described below under the heading “Where You Can Find More Information” in its entirety, before making an investment decision.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our Class A Common Stock. Neither we nor any Selling Stockholders nor BTIG (nor any of our or their affiliates) are making any representation to you regarding the legality of an investment in our Class A Common Stock by you under applicable investment or similar laws.

Unless the context otherwise requires, “UHG,” “we,” “us,” “our” and the “Company” refer to United Homes Group, Inc. and its consolidated subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus supplement, accompanying prospectus and the documents incorporated by reference herein and therein are forward-looking statements, including statements regarding our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “outlook,” “forecast,” “possible,” “potential,” “predict,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

The following factors, among others, may cause actual results to differ materially from those expressed or implied in our forward-looking statements:

·	satisfaction of the conditions to closing of this offering;

·	entry into the credit agreement with Kennedy Lewis Agency Partners, LLC and the satisfaction of the conditions to funding of the loan thereunder;

·	disruption in the terms or availability of mortgage financing or an increase in the number of foreclosures in our markets;

·	volatility and uncertainty in the credit markets and broader financial markets;

·	a slowdown in the homebuilding industry or changes in population growth rates in our markets;

·	shortages of, or increased prices for, labor, land or raw materials used in land development and housing construction, including due to changes in trade policies;

·	material weaknesses in our internal control over financial reporting that we have identified, which, if not corrected, could affect the reliability of our Consolidated Financial Statements;

·	our ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

S-iii

·	our ability to execute our business model, including the success of our operations in new markets and our ability to expand into additional new markets;

·	our ability to successfully integrate homebuilding operations that we acquire;

·	delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;

·	changes in applicable laws or regulations;

·	the outcome of any legal proceedings;

·	our ability to continue to leverage our land-light operating strategy;

·	the ability to maintain the listing of our securities on Nasdaq or any other exchange;

·	the possibility that we may be adversely affected by other economic, business or competitive factors; and

·	other risks and uncertainties discussed under the caption “Risk Factors” in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus supplement or accompanying prospectus including the documents incorporated by reference herein and therein, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in the accompanying prospectus and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus supplement and any accompanying prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in this prospectus supplement and does not contain all of the information that you should consider before making your investment decision. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making your investment decision with respect to our Class A Common Stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Company Overview

UHG designs, builds and sells homes in South Carolina, North Carolina, and Georgia. The geographical markets in which UHG presently operates its homebuilding business are high-growth markets, with substantial in-migrations and employment growth. Prior to the Business Combination (discussed below), UHG’s business historically consisted of both homebuilding operations and land development operations. In 2023, UHG separated its land development operations and its homebuilding operations across separate entities in an effort to adopt best practices in the homebuilding industry associated with ownership and control of land and lots and production efficiency. Following the separation of the land development business, which is now primarily conducted by land development affiliates that are outside of the corporate structure of UHG, UHG employs a land-light lot operating strategy, with a focus on the design, construction and sale of entry-level, first move up and second move up single-family houses. UHG principally builds detached single-family houses, and, to a lesser extent, attached single-family houses, including duplex houses and town houses.

Background

We were originally known as DiamondHead Holdings Corp. (“DHHC”). On March 30, 2023, we consummated a business combination with Hestia Merger Sub, Inc., a South Carolina corporation and wholly owned subsidiary of DHHC (“Merger Sub”), and Great Southern Homes, Inc., a South Carolina corporation (“GSH”) pursuant to a business combination agreement, dated September 10, 2022 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into GSH (the “Business Combination”), with GSH surviving the merger as a wholly owned subsidiary of the Company. In connection with the consummation of the Business Combination, we changed our name to “United Homes Group, Inc.” GSH was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While the Company was the legal acquirer in the Business Combination, because GSH was deemed the accounting acquirer, the historical financial statements of GSH became the historical financial statements of the combined company, upon the consummation of the Business Combination.

On March 30, 2023 (the “Closing Date”) the Business Combination was consummated, and (i) certain investors (“PIPE Investors”) purchased from the Company an aggregate of (A) 471,500 shares of Class A Common Stock at a purchase price of $10.00 per share, and (B) 117,874 shares of Class A Common Stock at a purchase price of $0.01 per share for gross proceeds to the Company of approximately $4.7 million, pursuant to separate subscription agreements entered into on March 23, 2023 (the “PIPE Subscription Agreements”) and (ii) certain investors (“Lock-Up Investors”) purchased from the Company an aggregate of 421,100 shares of Class A Common Stock at a purchase price of $0.01 per share, pursuant to certain share lock-up and non-redemption agreements entered into on March 23, 2023 (the “Share Lock-Up Agreements,” and together with the PIPE Subscription Agreements, the “Subscription Agreements”). Also on the Closing Date, certain investors (the “Convertible Note Investors”) purchased from the Company $80,000,000 in original principal amount of convertible promissory notes (the “Notes”) pursuant to a note purchase agreement entered into on March 21, 2023 (the “Note Purchase Agreement”) and, pursuant to the terms of share subscription agreements dated March 30, 2023, entered into between each Convertible Note Investor and the Company (the “Note Subscription Agreements”), an additional 744,588 shares of Class A Common Stock in a private placement PIPE investment (the “PIPE Investment”). The aggregate gross amount of the PIPE Investment was $75,000,000. See the section titled “Private Placement of Notes” in the accompanying prospectus for a description of the transactions contemplated by the Note Purchase Agreement.

As of November 30, 2024, there were (i) 11,438,157 shares of Class A Common Stock issued and outstanding, and (ii) 36,973,876 shares of Class B common stock, par value $0.0001 of the Company (the “Class B Common Stock”) issued and outstanding. Our Class A Common Stock is listed on the Nasdaq Global Market and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “UHG” and “UHGWW”, respectively. On December 5, 2024, the closing price of our Class A Common Stock was $6.10 per share.

Note Redemption

In connection with the PIPE Investment, on March 30, 2023, the Selling Stockholders purchased the Notes from us and subscribed for an additional 744,588 shares of Class A Common Stock in the PIPE Investment (except Liminality Partners RV LP, which acquired its Note through a privately-negotiated assignment and transfer on July 11, 2023, subsequent to the consummation of the Business Combination, and which did not acquire additional shares of Class A Common Stock). For additional information regarding the Notes and the Selling Stockholders, see the section titled “Selling Stockholders” in this prospectus supplement and the section titled “Private Placement of Notes” in the accompanying prospectus.

In connection with the transactions described herein, we entered into a redemption agreement (the “Redemption Agreement”) with the Selling Stockholders pursuant to which we will redeem the Notes for cancellation (the “Redemption”) and, in connection with such Redemption, pay to the Selling Stockholders (a) an aggregate of $70,000,000, plus accrued and unpaid interest on the total outstanding aggregate principal amount of the Notes through the settlement date of the Redemption, and (b) an aggregate of 10,168,850 shares of Class A Common Stock. The shares of Class A Common Stock issued to the Selling Stockholders pursuant to the Redemption Agreement represent a portion of the shares of Class A Common Stock issuable upon conversion of each Note and registered for resale by the Selling Stockholders pursuant to the Registration Statement. Effective upon the settlement of the Redemption, we will have satisfied in full all of our obligations to each Selling Stockholder under such Stockholder’s Note. The Selling Stockholders are offering up to 8,533,066 (inclusive of the Base Shares and the Option Shares) of the 10,168,850 shares of Class A Common Stock that will be issued pursuant to the Redemption Agreement for sale pursuant to this prospectus supplement and accompanying prospectus (the shares not sold in this offering, the “Remaining Shares”). The closing of the Redemption is conditioned on the closing of this offering. The Redemption Agreement provides that each Selling Stockholder will enter into a lock-up agreement providing that such Selling Stockholder will not sell its respective Remaining Shares for a period of 120 days following the date of the Redemption Agreement, subject to and conditioned upon the occurrence of the closing of the offering pursuant to this prospectus supplement and accompanying prospectus. The Redemption Agreement also provides that the Company will use its commercially reasonable effort to cause Robert Grove, who is a representative of Conversant Opportunity Master Fund, LP, one of the Selling Stockholders, to resign as a member of our Board of Directors (the “Board”), within one business day of the settlement date of the Redemption. Our Board has approved a decrease in the size of the Board from nine to eight members, effective upon such resignation.

Kennedy Lewis Credit Agreement

Also in connection with the transactions described herein, we expect to enter into a credit agreement (the “Kennedy Lewis Credit Agreement”) with Great Southern Homes, Inc., a South Carolina corporation and a wholly-owned subsidiary of the Company (the “Borrower”), Kennedy Lewis Agency Partners, LLC, as administrative agent (the “Administrative Agent”) and the lenders party thereto (the “Lenders”) pursuant to which the Lenders thereunder will fund a $70,000,000 subordinated loan (the “Term Loan”), the proceeds of which will be used to make the above described cash payment to the Selling Stockholders pursuant to the Redemption. The funding of the loan under the Kennedy Lewis Credit Agreement is conditioned on the consummation of the Redemption. As a result of the cancellation of the Notes and the entry into the Kennedy Lewis Credit Agreement, the Company’s pro forma debt balance will decrease by $10,000,000, the weighted average cost of the Company’s debt will decrease from 11.9% to 10.1% and the maturity date of $70,000,000 of the Company’s indebtedness will be extended from March 2028 to December 2030. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Kennedy Lewis Credit Agreement.

The Kennedy Lewis Credit Agreement will provide for the Term Loan maturing on the earlier of (a) December 11, 2030, (b) “Maturity Date” as defined in the Company’s Second Amended and Restated Credit Agreement, dated as of August 10, 2023, as amended (the “WF Credit Agreement”) and (c) the date on which the indebtedness pursuant to the WF Credit Agreement is repaid in full (other than in connection with an amendment to the Credit Agreement). At the election of the Borrower, the Term Loan will either be (i) a SOFR Loan or (ii) an ABR Loan. Each SOFR Loan will bear interest for each day during each Interest Period at a rate per annum equal to (a) Adjusted Term SOFR, plus (b) the applicable margin (ranging from 675 basis points to 775 basis points) based on the Company’s leverage ratio as determined in accordance with the pricing grid set forth in the Kennedy Lewis Credit Agreement. Each ABR Loan will bear interest at a rate per annum equal to (x) the ABR, plus (y) the applicable margin (ranging from 575 basis points to 675 basis points) based on the Company’s leverage ratio as determined in accordance with the pricing grid set forth in the Kennedy Lewis Credit Agreement. The Borrower may elect from time to time to convert SOFR Loans to ABR Loans; provided that such conversion be made on the last day of an Interest Period with respect thereto. Additionally, the Borrower may elect from time to time to convert ABR Loans to SOFR Loans; provided that no such conversion can take place when any Event of Default has occurred and is continuing.

The Kennedy Lewis Credit Agreement will contain certain financial covenants, including (a) that the Company must maintain a minimum Tangible Net Worth of at least $70 million; (b) a maximum leverage covenant that prohibits the Consolidated Total Leverage Ratio of the Company and its Subsidiaries from exceeding 2.50 to 1.00 for any Fiscal Quarter (as determined on the last day of each Fiscal Quarter); provided that the Borrower may exceed such ratio in two instances from the Closing Date until December 31, 2025 so long as the Consolidated Total Leverage Ratio does not exceed 2.625 to 1.00 as of the last day of such Fiscal Quarter; (c) a minimum Debt Service Coverage Ratio of the Company and its Subsidiaries (as determined on the last day of each Fiscal Quarter) of (x) not less than 1.35 to 1.00 until June 30, 2025 and (y) thereafter to be greater than 1.50 to 1.00, provided that the Company and its Subsidiaries may allow such Debt Service Coverage Ratio the be less than 1.35 to 1.00 in two instances from the Closing Date until June 30, 2025 so long as the Debt Service Coverage Ratio is greater than or equal to 1.20 to 1.00 as of the last day of such Fiscal Quarter, and (d) that the Borrower maintain minimum Liquidity of not less than $20 million and Unrestricted Cash of not less than $10 million at all times. The Obligations of the Borrower under the Kennedy Lewis Credit Agreement are guaranteed by the Company and secured by granting the Administrative Agent a security interest in 100% of Capital Stock of the Borrower.

The Borrower may voluntarily prepay Term Loans under the Kennedy Lewis Credit Agreement, in whole or in part, without premium or penalty. Subject to the terms and conditions set forth in the Kennedy Lewis Credit Agreement, the Borrower may be required to make certain mandatory prepayments.

The Kennedy Lewis Credit Agreement will also contain certain additional affirmative and negative covenants and customary events of default provisions, including, subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, judgment default, and change of control/change of ownership.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

·	presentation of only two years of audited financial statements and related financial disclosure;

·	exemption from the requirement to have our registered independent public accounting firm attest to our internal control over financial reporting;

·	reduced disclosure about our executive compensation arrangements; and

·	exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earlier of (1) the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering, which occurred on January 25, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

As a result of our emerging growth company status, we have taken advantage of reduced reporting requirements in this prospectus supplement and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus supplement, we have incorporated by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which provides only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations, and we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements.

Corporate Information

We were incorporated in the State of Delaware on October 7, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We completed our initial public offering on January 28, 2021. On March 30, 2023, we consummated the Business Combination. In connection with the Business Combination, we changed our name to United Homes Group, Inc. Our principal executive offices are located at 917 Chapin Road, Chapin, South Carolina 29036 and our telephone number is (844) 766-4663. Our website address is www.unitedhomesgroup.com/. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.

THE OFFERING

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment decision.

Class A Common Stock offered by the Selling Stockholders	7,420,057 shares (prior to the closing of this offering, all such shares of Class A Common Stock will be issued to the Selling Stockholders pursuant to the Redemption Agreement).

Class A Common Stock to be outstanding after the consummation of the Redemption and this offering	21,607,007 shares.
Option to purchase additional shares of Class A Common Stock	The underwriter has an option to purchase an additional 1,113,009 shares of Class A Common Stock from the Selling Stockholders. The underwriter can exercise this option at any time within 30 days from the date of this prospectus supplement.
Use of proceeds	The Selling Stockholders will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of shares of Class A Common Stock in this offering; however, in connection with this offering, we have entered into a Redemption Agreement pursuant to which the Notes have been repaid. See the sections titled “Prospectus Supplement Summary—Note Redemption,” “Use of Proceeds” and “Selling Stockholders” herein for more information.
Risk factors	Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Common Stock.
Lock-up agreements

We, each of our officers and directors and the Selling Stockholders have entered into lock-up agreements with BTIG, which prohibit us and them from selling shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock (other than in this offering) for a period ending at the close of business 90 days from the date of this prospectus supplement, subject to certain exceptions. See the section titled “Underwriting” herein for more information. Pursuant to the Redemption Agreement, each Selling Stockholder has entered into a lock-up agreement providing that such Selling Stockholder will not sell its respective Remaining Shares for a period of 120 days following the date of the Redemption Agreement, subject to and conditioned upon the occurrence of the closing of the sale of the shares offered pursuant to this prospectus supplement and accompanying prospectus.

In addition, certain of the shares of Class A Common Stock issued in connection with the Business Combination are subject to restrictions on transfer until the termination of applicable lock-up periods.

Friends and Family Purchase	At our request, BTIG has reserved up to 1,448,200 shares of Class A Common Stock offered by this prospectus supplement and accompanying prospectus for purchase from the Selling Stockholders by (1) Mr. Nieri, (2) Mr. Pirrello, (3) the lenders party to the Kennedy Lewis Credit Agreement, and (4) certain other persons identified by management, which may include certain parties we have a business relationship with and friends and family of management. If such shares of Class A Common Stock are purchased by such purchasers, such shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationships with us. The number of shares of Class A Common Stock available for sale by the Selling Stockholders will be reduced by the number of reserved shares sold to such persons. Any reserved shares not purchased by such persons will be offered by BTIG to purchasers on the same basis as the other shares of Class A Common Stock offered by this prospectus supplement and accompanying prospectus. See the section titled “Underwriting—Friends and Family Purchase” herein for more information.
Nasdaq Capital Market symbols	Our Class A Common Shares are listed on the Nasdaq Global Market under the symbol “UHG”.

Unless otherwise indicated, the number of shares of Class A Common Stock to be outstanding after this offering is based on 11,438,157 shares of our Class A Common Stock outstanding as of November 30, 2024, which excludes the following items:

·	1,770,901 shares of Class A Common Stock reserved for issuance under the United Homes Group, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) as of November 30, 2024;

·	5,212,849 shares of Class A Common Stock issuable upon the exercise of outstanding stock options as of November 30, 2024, at a weighted-average exercise price of $8.79 per share;

·	746,947 shares of Class A Common Stock issuable upon the exercise of outstanding compensatory warrants as of November 30, 2024, at an exercise price of $4.05 per share;

·	95,000 shares of Class A Common Stock issuable upon the vesting of outstanding restricted stock unit awards as of November 30, 2024;

·	443,500 shares of Class A Common Stock issuable upon the vesting of outstanding performance stock unit awards as of November 30, 2024;

·	2,966,663 shares of Class A Common Stock issuable upon exercise of outstanding Private Placement Warrants as of November 30, 2024;

·	8,625,000 shares of Class A Common Stock issuable upon exercise of outstanding Public Warrants as of November 30, 2024; and

·	21,886,379 shares of Class A Common Stock reserved for issuance in connection with an earnout based on the trading price of our Class A Common Stock, related to the Business Combination as of November 30, 2024.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. Before you make an investment decision with respect to our Class A Common Stock, you should consider carefully the risks described below and discussed under the sections captioned “Risk Factors” contained in the accompanying prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and accompanying prospectus, as well as those which may be disclosed in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other information included in any document that we file from time to time with the SEC after the date of this prospectus supplement that is incorporated by reference herein and other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If any of the following events or any of the events described in any such other document actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business and operations.

None of the proceeds from the sale of shares of our Class A Common Stock by the Selling Stockholders in this offering will be available to us to fund our operations.

We will not receive any proceeds from the sale of shares of our Class A Common Stock by the Selling Stockholders in this offering. The Selling Stockholders will receive all proceeds from the sale of such shares; however, in connection with this offering, we have entered into Redemption Agreement pursuant to which the Notes have been repaid. Consequently, none of the proceeds from such sale by the Selling Stockholders will be available to us to fund our operations, capital expenditures or compensation plans. See “Use of Proceeds.”

We have significant amounts of debt and may incur additional debt. Incurrence of additional debt or a default under any of our loan agreements could affect our financial health and our ability to raise additional capital to fund our operations or potential acquisitions.

As of September 30, 2024, our consolidated homebuilding debt was approximately $72.2 million, which was secured by inventory, and carried a weighted average interest rate of 8.52%. As of September 30, 2024, our Notes had a carrying value of approximately $69.6 million, bearing interest at a fixed rate of 15%. In connection with this offering and the Redemption, we expect to redeem the Notes and incur $70.0 million aggregate principal amount of indebtedness under the Kennedy Lewis Credit Agreement. See “Prospectus Supplement Summary—Kennedy Lewis Credit Agreement” for more information. The amount and the maturities of our debt could have important consequences on our cash flows and results of operations. For example, our obligations to service our debt facilities could require the dedication of a substantial portion of cash flow from operations to payment of debt and reduce our ability to use cash flow for other operating or investing purposes; limit our flexibility to adjust to changes in business or economic conditions; and limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements. The covenants, restrictions or limitations in our debt facilities could limit our ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

Our existing financing agreements contain, and the Kennedy Lewis Credit Agreement and the financing arrangements we enter into in the future likely will contain, covenants that limit our ability to take certain actions. Our revolving credit facility with Wells Fargo (the “Wells Fargo Facility”) contains significant restrictions on our ability to incur additional debt. The Wells Fargo Facility also contains affirmative, negative, and financial covenants, including (a) a minimum tangible net worth of no less than the sum of (i) $70 million, (ii) 25% of positive consolidated earnings earned in any fiscal quarter, (iii) 100% of new equity contributed to the Borrower (as defined in the Wells Fargo Facility), (iv) 100% of any increase in tangible net worth resulting from an equity issuance upon the conversion or exchange of any security constituting indebtedness that is convertible or exchangeable, or is being converted or exchanged, for equity interests, and (v) 100% of the amount of any repurchase of equity interests in the Company; (b) a maximum leverage covenant that prohibits the leverage ratio from exceeding 2.25 to 1.00, except for up to two quarterly measurement periods in which the ratio shall not exceed 2.50 to 1.00 during the period beginning on August 2, 2024 and ending on December 31, 2025; (c) a minimum debt service coverage ratio of no less than 1.50 to 1.00 for the period from and after June 30, 2024 until June 30, 2025, and a minimum of 2.00 to 1.00 thereafter, provided that a minimum debt service coverage ratio of no less than 1.35 to 1.00 will be permitted for up to two quarterly measurement periods during the period beginning on August 2, 2024 and ending on June 30, 2025; (d) a minimum liquidity amount of not less than $37,500,000 from and after June 30, 2024, provided that during any period in which the debt service coverage ratio is less than 1.50 to 1.00, the minimum liquidity threshold will be at least the greater of (i) $45,000,000, or (ii) an amount equal to 1.50x the trailing twelve month interest incurred; and (e) unrestricted cash of not less than $15,000,000 at all times. See “Prospectus Supplement Summary—Kennedy Lewis Credit Agreement” for a description of the covenants that will be contained in the Kennedy Lewis Credit Agreement.

If we fail to comply with the covenants, restrictions or limitations in our financing arrangements, we would be in default under such financing arrangements and our lenders could elect to declare outstanding amounts due and payable and terminate their commitments. Our obligations under the Kennedy Lewis Credit Agreement are secured by a security interest in 100% of the Capital Stock of the Borrower. A default also could significantly limit our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. In addition, future indebtedness we obtain may contain financial covenants limiting our ability to, for example, incur additional indebtedness, make certain investments, reduce liquidity below certain levels and pay dividends to our stockholders and otherwise affect our operating policies. If we default on one or more of our debt agreements, it could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We may be a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes for the current or future years, which could result in adverse U.S. federal income tax consequences to a Non-U.S. Holder (as defined herein) owning more than 5% of our Class A Common Stock.

We generally will be a USRPHC for any taxable year in which 50% or more of the value of our assets is attributable to interests in real property located in the United States. This is a factual determination that must be made annually and is dependent on various factors, including our market capitalization. We cannot assure you that we will not be a USRPHC in the future. If we are a USRPHC at any time during a Non-U.S. Holder’s holding period in its shares of Class A Common Stock, a Non-U.S. Holder owning more than 5% of our Class A Common Stock will generally be subject to U.S. federal income tax on its gain realized on a sale or other taxable disposition of its shares of Class A Common Stock. See “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders.”

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Class A Common Stock offered hereby. We will not receive any proceeds from this offering; however, in connection with this offering, we have entered into a Redemption Agreement pursuant to which the Notes have been repaid. See the section titled “Prospectus Supplement Summary—Note Redemption” herein for more information.

In connection with this offering, we will bear all other costs, fees and expenses incurred by us in effecting the sale of the shares covered by this prospectus supplement, including all filing fees and fees and expenses of our counsel and auditors and the Selling Stockholders will pay all underwriting discounts and commissions.

SELLING STOCKHOLDERS

The following table sets forth (i) the Selling Stockholders, (ii) the number of shares of Class A Common Stock that each of the Selling Stockholders beneficially owned as of December 5, 2024, (iii) the number of shares of Class A Common Stock proposed to be sold in this offering by each of the Selling Stockholders, and (iv) the number of shares of our Class A Common Stock that will be beneficially owned by each of the Selling Stockholders following this offering. The Selling Stockholders do not own any Class B Common Stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including securities underlying warrants and options that are currently exercisable or exercisable within 60 days of December 5, 2024. For the avoidance of doubt, in connection with the Redemption and this offering, the Selling Stockholders have waived certain customary beneficial ownership limitations set forth in the Notes.

Except as indicated by footnote to the table below, the persons named in the table below have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them.

The following table is based upon information supplied by the Selling Stockholders. Our calculation of the percentage of beneficial ownership owned before the offering is based on 11,438,157 shares of Class A Common Stock outstanding as of November 30, 2024 and the 10,168,850 shares of Class A Common Stock that will be issued pursuant to the Redemption Agreement, but does not include the 36,973,876 shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock outstanding as of December 5, 2024 or shares of Class A Common Stock issuable upon exercise of outstanding stock options or warrants, the vesting of equity awards, or issuable on the conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto.

	Class A Shares Beneficial Ownership Before the Offering		Number of Class A Shares Offered (Assuming No Exercise of BTIG’s Option to Purchase Additional	Class A Shares Beneficial Ownership After the Offering (Assuming No Exercise of BTIG’s Option to Purchase Additional Shares)		Number of Class A Shares That May Be Offered (Assuming Full Exercise of BTIG’s Option to Purchase Additional	Class A Shares Beneficial Ownership After the Offering (Assuming Full Exercise of BTIG’s Option to Purchase Additional Shares)
Selling Stockholder	Number	Percent	Shares)	Number	Percent	Shares)	Number	Percent
Conversant Opportunity Master Fund LP(1)	5,002,000	23.1%	3,246,274	1,755,726	8.1%	3,733,215	1,268,785	5.9%
Dendur Domestic Fund LLC (2)	3,982,410	18.4%	2,782,521	1,199,889	5.6%	3,199,900	782,510	3.6%
Hazelview Securities Inc.(3)	619,741	2.9%	463,754	155,987	*	533,317	86,424	*
Jasper Lake Ventures One LLC(4)	666,278	3.1%	463,754	202,524	*	533,317	132,961	*
Liminality Partners RV LP(5)	619,741	2.9%	463,754	155,987	*	533,317	86,424	*

* Less than 1%

(1)            Consists of 5,002,000 shares of Class A Common Stock held by Conversant Opportunity Master Fund LP as nominee for Conversant Opportunity Master Fund LLC. Includes shares of Class A Common Stock to be issued to such investor pursuant to the Redemption Agreement, but does not include shares of Class A Common Stock issuable upon conversion of the Notes prior to the consummation of the Redemption. The business address of Conversant Opportunity Master Fund LP is c/o Conversant Capital LLC, 25 Deforest Ave., Summit, New Jersey 07901. Conversant Opportunity Master Fund LP has shared, not sole, voting and investment power with respect to the shares of Class A Common Stock shown as beneficially owned by Conversant Opportunity Master Fund LP. Conversant Capital LLC is the investment manager to Conversant Opportunity Master Fund LP. Michael J. Simanovsky is the managing member of Conversant Capital LLC. Mr. Simanovsky, as the managing member of Conversant Capital LLC, may be deemed to have shared voting control and investment power over, the shares of Class A Common Stock.

(2)            Includes shares of Class A Common Stock to be issued to such investor pursuant to the Redemption Agreement, but does not include shares of Class A Common Stock issuable upon conversion of the Notes prior to the consummation of the Redemption. The business address of Dendur Domestic Fund LLC is c/o Dendur Capital LP, 250 W 55th St, 26th Floor, New York, NY 10019. Dendur Capital LP is the investment manager of Dendur Domestic Fund LLC and Dendur Capital GP LLC is the General Partner of Dendur Capital LP. Malcolm Levine, as the Managing Member of Dendur Capital GP LLC, may be deemed to have voting control and investment power over, the shares of Class A Common Stock.

(3)            Includes shares of Class A Common Stock to be issued to such investor pursuant to the Redemption Agreement, but does not include shares of Class A Common Stock issuable upon conversion of the Notes prior to the consummation of the Redemption. The business address of Hazelview Securities Inc. is 1133 Yonge Street, 4th Floor. Toronto ON, M4T 2Y7.  Corrado Russo, as the head portfolio manager for Hazelview Securities Inc. may be deemed to have shared beneficial ownership of the shares of Class A Common Stock held by Hazelview Securities Inc.

(4)            Includes shares of Class A Common Stock to be issued to such investor pursuant to the Redemption Agreement, but does not include shares of Class A Common Stock issuable upon conversion of the Notes prior to the consummation of the Redemption. The business address of Jasper Lake Ventures One LLC is 930 Sylvan Ave, Suite 115, Englewood Cliffs, NJ 07632. Jasper Lake Ventures One LLC is managed by Jasper Lake LLC.

(5)            Includes shares of Class A Common Stock to be issued to such investor pursuant to the Redemption Agreement. The business address of Liminality Partners RV LP is 11 Arlington Street, Boston, MA, 02116. Liminality RV GP LLC and Liminality Capital LP are the general partner and investment manager, respectively, of Liminality Partners RV LP. Charley Lesley and Ari Friesinger, as the managing members of Liminality RV GP LLC, may be deemed to have shared voting control and investment power over, the shares of Class A Common Stock.

UNDERWRITING

The Selling Stockholders are offering the shares of Class A Common Stock described in this prospectus supplement through BTIG. Subject to the terms and conditions of the underwriting agreement among us, the Selling Stockholders and BTIG, the Selling Stockholders have agreed to sell to BTIG, and BTIG has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A Common Stock listed next BTIG’s name in the following table:

Underwriter	Number of shares
BTIG, LLC	7,420,057

BTIG is committed to purchase all of the shares of Class A Common Stock offered by the Selling Stockholders (other than those covered by the over-allotment option described below) if they purchase any shares.

The underwriting agreement provides that following the completion of this offering, the obligations of BTIG with respect to this offering will be deemed satisfied and BTIG is not bound by any commitment or obligation to offer or sell to the public any securities of the Company. We have agreed to indemnify BTIG and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that BTIG may be required to make in respect of those liabilities.

BTIG has an option to buy up to 1,113,009 additional shares of Class A Common Stock from the Selling Stockholders to cover sales of shares by BTIG which exceed the number of shares specified in the table above. BTIG has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares, solely to cover overallotments or to stabilize the price of the shares. If any additional shares of Class A Common Stock are purchased, BTIG will offer the additional shares of Class A Common Stock on the same terms as those on which the shares are being offered.

The Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in respect of this offering.

Commissions and Discounts

The underwriting fee is equal to the public offering price per share of Class A Common Stock less the amount paid by BTIG to the Selling Stockholders per share of Class A Common Stock. The underwriting fee is $0.25 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to BTIG assuming both no exercise and full exercise of BTIG’s option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$0.25	$0.25
Total	$1,855,014.25	$2,133,266.50

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $642,000.

A prospectus in electronic format may be made available on the web sites maintained by BTIG or selling group members, if any, participating in the offering. BTIG may allocate a number of shares itself and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to BTIG and selling group members that may make Internet distributions on the same basis as other allocations.

Extended Settlement

We expect to deliver the shares of Class A Common Stock again payment on the fourth business day following the date of the pricing of the shares (“T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of Class A Common Stock offered by this prospectus supplement prior to the business day preceding the date of delivery may be required, by virtue of the fact that the shares initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

No Sales of Similar Securities

We have agreed that, during the period ending 90 days after the date of this prospectus supplement, without the prior written consent of BTIG, subject to certain limited exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise.

Our officers and directors have agreed with BTIG to be subject to a lock-up period of ninety (90) days following the date of this prospectus supplement. This means that, subject to certain exceptions, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our Class A Common Stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions.

BTIG, in its sole discretion, may release the securities subject to any of the lock-up agreements described above, in whole or in part at any time.

Nasdaq Global Market Listing

The shares of our Class A Common Stock are listed on the Nasdaq Global Market under the symbol “UHG”.

Passive Market Making

In connection with this offering, BTIG may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of Class A Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A Common Stock, which involve the sale by BTIG of a greater number of shares of Class A Common Stock than they are required to purchase in this offering, and purchasing shares of Class A Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than BTIG’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. BTIG may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, BTIG will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if BTIG are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that BTIG creates a naked short position, it will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the Class A Common Stock or preventing or retarding a decline in the market price of the Class A Common Stock, and, as a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. BTIG is not required to engage in passive market making and if BTIG commences these activities, it may discontinue them at any time. BTIG may carry out these transactions on the Nasdaq Global Market, in the over the counter market or otherwise.

Other relationships

BTIG and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerages and other financial and non-financial activities and services. BTIG and/or its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions for these transactions.

Jack Micenko, our President, served as Managing Director and Senior Housing Ecosystem Specialist of BTIG from March 2021 to July 2023, prior to joining us as our President in July 2023.  Mr. Micenko did not participate in the offering for BTIG, and has not and will not receive any compensation from BTIG in connection with this offering.

In addition, from time to time, in the ordinary course of its business activities, BTIG and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. BTIG and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Friends and Family Purchase

At our request, BTIG has reserved up to 1,448,200 shares of Class A Common Stock offered by this prospectus supplement and accompanying prospectus for purchase from the Selling Stockholders by (1) Mr. Nieri, (2) Mr. Pirrello, (3) the lenders party to the Kennedy Lewis Credit Agreement, and (4) certain other persons identified by management, which may include certain parties we have a business relationship with and friends and family of management. If such shares of Class A Common Stock are purchased by such persons, such shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationships with us. The number of shares of Class A Common Stock available for sale by the Selling Stockholders will be reduced by the number of reserved shares sold to such persons. Any reserved shares not purchased by such persons will be offered by BTIG to purchasers on the same basis as the other shares of Class A Common Stock offered by this prospectus supplement and accompanying prospectus. Other than the underwriting discount described on the front cover of this prospectus supplement and accompanying prospectus, BTIG will not be entitled to any commission with respect to shares of Class A Common Stock sold in connection with the purchase of shares of Class A Common Stock by Mr. Nieri, Mr. Pirrello, the lenders party to the Kennedy Lewis Credit Agreement and certain other persons identified by management.

Selling restrictions

General

Other than in the United States, no action has been taken by us or BTIG that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus supplement are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in Australia

This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”) of Australia. This document has not been lodged with the Australian Securities & Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this document in Australia:

You confirm and warrant that you are either:

·	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

·	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

·	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance.

As any offer of shares of Class A Common Stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Canada

The shares of Class A Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), BTIG is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Cayman Islands

This document does not constitute a public offer of, or an invitation to the public to purchase, units, warrants or Class A Common Stock in the Company, whether by way of sale or subscription, in the Cayman Islands. Units, warrants and Class A Common Stock have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of Class A Common Stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of Class A Common Stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)            to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)            to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c)            in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Class A Common Stock shall require us or BTIG to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with BTIG and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of Class A Common Stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A Common Stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of BTIG has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of Class A Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in Hong Kong

The shares of Class A Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of Class A Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of the same and agree to it.

Notice to prospective investors in Japan

The shares of Class A Common Stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of Class A Common Stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of Class A Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A Common Stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) (1) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(d)            a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(e)            a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

Securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A Common Stock pursuant to an offer made under Section 275 of the SFA except:

(i).            to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(e)(ii) of the SFA;

(ii).           where no consideration is or will be given for the transfer;

(iii).          where the transfer is by operation of law;

(iv).         as specified in Section 276(7) of the SFA; or

(v).           as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer to sell shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of Class A Common Stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Switzerland

This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any shares of Class A Common Stock. No shares of Class A Common Stock have been offered or will be offered to the public in Switzerland, except that offers of shares of Class A Common Stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act ("FinSA"):

(a) to any person which is a professional client as defined under the FinSA;

(b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the lead bookrunner for any such offer; or

(c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of shares of Class A Common Stock shall require the Company or BTIG to publish a prospectus pursuant to Article 35 FinSA.

The shares of Class A Common Stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares of Class A Common Stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares of Class A Common Stock may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in the United Kingdom

No shares of Class A Common Stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the Financial Conduct Authority, except that the shares of Class A Common Stock may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of Class A Common Stock shall require the Company or BTIG to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A Common Stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of Class A Common Stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock, which we also refer to herein as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations, taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Class A Common Stock for cash pursuant to this prospectus. No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to, any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

·	an individual who is a United States citizen or resident of the United States;

·	a corporation (or other entity taxable as a corporation) created in, or organized under the law of, the United States or any state or political subdivision thereof;

·	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

·	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of securities who or that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member, or other beneficial owner in such partnership will generally depend upon the status of the partner, member, or other beneficial owner, the activities of the partnership, and certain determinations made at the partner, member, or other beneficial owner level. If you are a partner, member, or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock disposed. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock, less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. We generally will withhold 30% of the gross amount of any distribution made to a Non-U.S Holder.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock unless:

·	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

·	we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Class A Common Stock. We generally will be a USRPHC for any taxable year in which 50% or more of the value of our assets is attributable to interests in real property located in the United States. We cannot assure you that we will not be a USRPHC in the future. If we are a USRPHC at any time during a Non-U.S. Holder's holding period for its shares of our Class A Common Stock, then such non-U.S. Holder generally will be subject to U.S. federal income tax on its gain from a sale or other taxable disposition of its shares of our Class A Common Stock unless the shares continue to be regularly traded on an established securities market and the Non-U.S. Holder has not owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares. There can be no assurance that our Class A Common Stock will continue to be regularly traded on an established securities market.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a Non-U.S. Holder, generally gain realized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to U.S. federal income tax at generally applicable U.S. federal income tax rates. In addition, U.S. income tax at a rate of 15% of the Non-U.S. Holder’s amount realized upon such disposition may have to be withheld. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the Foreign Account Tax Compliance Act (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Class A Common Stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

*      *      *

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR CLASS A COMMON STOCK BASED ON THE INVESTOR’S CIRCUMSTANCES.

LEGAL MATTERS

Katten Muchin Rosenman LLP is acting as counsel for the Company in connection with this offering. The validity of the Class A Common Stock offered hereby has been passed upon for us by Nelson Mullins Riley & Scarborough LLP. Certain legal matters will be passed upon for BTIG by Cozen O’Connor, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of United Homes Group, Inc (the “Company”), as of December 31, 2023 and 2022 and for the years then ended, have been audited by Forvis Mazars LLP, independent registered public accounting firm, as set forth in their report thereon, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of Class A Common Stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, do not include all of the information contained in the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each such statement is qualified by reference to the applicable exhibit. You may read and obtain a copy of the registration statement without charge at the SEC’s website. The SEC’s website address is www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available for free to the public over the Internet on the SEC’s website at www.sec.gov. Our Class A Common Stock is listed on the Nasdaq Global Market and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “UHG” and “UHGWW”, respectively. General information about our Company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.unitedhomesgroup.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or that can be accessed through, our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents (other than any portions thereof which, under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act):

·	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 15, 2024;

·	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC on May 10, 2024, August 9, 2024 and November 12, 2024, respectively;

·	our Current Reports on Form 8-K filed with the SEC on January 29, 2024, February 23, 2024, March 14, 2024, April 23, 2024, May 16, 2024, August 8, 2024 (in respect of Item 1.01) and September 25, 2024 in each case only to the extent filed and not furnished;

·	those portions of our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with the SEC on April 5, 2024 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023; and

·	the description of our securities contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 15, 2024 and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until this offering is completed shall be deemed to be incorporated by reference into this prospectus supplement (other than documents and information furnished and not filed in accordance with SEC rules), unless expressly stated otherwise therein.

Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of these documents, at no cost to you, from our website (www.unitedhomesgroup.com), or by writing or telephoning us at the following address:

United Homes Group, Inc.

917 Chapin Road

Chapin, South Carolina 29036

Attn: Corporate Secretary

(844) 776-4663

PROSPECTUS	DATED JULY 3, 2024

Primary Offering of
Up to 11,591,664 shares of Class A Common Stock

Secondary Offering of
Up to 66,652,550 shares of Class A Common Stock

Up to 2,966,664 Warrants to purchase Class A Common Stock

$80,000,000 Senior Convertible Promissory Notes due 2028

The securities to be offered using this combined prospectus relate to the issuance by us of up to 11,591,664 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”). Of these shares:

·	Up to 8,625,000 shares of Class A Common Stock are issuable upon the exercise of public warrants (the “Public Warrants”), which are exercisable at a price of $11.50 per share, and were originally sold as a part of the DHHC units (the “DHHC Units”) purchased by public investors in the initial public offering (the “IPO”) of United Homes Group, Inc. (f/k/a DiamondHead Holdings Corp.), a Delaware corporation (the “Company”) at a price of $10.00 per DHHC Unit, with each unit consisting of one share of DHHC Class A common stock (the “DHHC Class A Common Stock”) and one-fourth of one warrant; and

·	Up to 2,966,664 shares of Class A Common Stock are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”), which are exercisable at a price of $11.50 per share, and were originally issued in connection with the IPO, to DHP SPAC-II Sponsor LLC (the “Sponsor”), certain qualified institutional buyers or institutional accredited investors, including certain funds and accounts managed by subsidiaries of BlackRock, Inc. and Millennium Management LLC (each an “Anchor Investor”), at a price of $1.50 per warrant. The Private Placement Warrants and the Public Warrants are sometimes referred to collectively in this prospectus as the “Warrants.”

In addition, this prospectus also relates to the offer and sale from time to time in one or more offerings, by the selling securityholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Securityholders”) of up to 66,652,550 shares of our Class A Common Stock, of which:

·	421,100 shares of Class A Common Stock were issued in a private offering to certain of the Selling Securityholders (the “Lock-Up Investors”);

·	2,966,664 shares of Class A Common Stock are issuable upon exercise of the Private Placement Warrants;

·	744,588 shares of Class A Common Stock were issued to certain of the Selling Securityholders in a private placement PIPE investment (the “PIPE Investment”), pursuant to a note purchase agreement entered into on March 21, 2023 (the “Note Purchase Agreement”), by and between the Company, Great Southern Homes, Inc., a South Carolina corporation (“GSH”), and such Selling Securityholders (the “Convertible Note Investors”);

·	Up to 21,699,139 shares of Class A Common Stock are issuable upon conversion or exchange, or otherwise in respect, of a series of five senior convertible promissory notes (the “Notes”), including any “make-whole amounts” with respect thereto;

·	Up to 124,999 shares of Class A Common Stock were issued in a private offering to certain of the Selling Securityholders (the “Equity PIPE Investors”);

·	Up to 3,722,184 shares of Class A Common Stock were issued in a private offering to certain of the Selling Securityholders that were initial investors in DHHC (the “Initial DHHC Investors”); and

·	Up to 36,973,876 shares of Class A Common Stock are issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) that were issued in a private offering to certain of the Selling Securityholders as merger consideration in connection with the Business Combination.

The Selling Securityholders may also, from time to time in one or more offerings, offer and sell:

·	Up to 2,966,664 Private Placement Warrants; and

·	the Notes, which bear interest at a rate of fifteen percent (15.0%) per annum for the first four years following the Notes’ issue date of March 30, 2023 (the “Issue Date”), with the interest rate increasing by one percent (1.0%) annually beginning on the fourth anniversary of the Issue Date of the Notes. The Notes mature and the entire unpaid principal amount and unpaid accrued interest on the Notes become payable on the fifth anniversary of the Issue Date, March 30, 2028 (“the Maturity Date”).

Our registration of the shares of Class A Common Stock, the Private Placement Warrants, or the Notes covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock, the Private Placement Warrants, or the Notes registered hereby. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock, Private Placement Warrants, or Notes publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Public Warrants and the Private Placement Warrants if the Warrants are exercised for cash. The exercises of the Warrants and our potential receipt of cash proceeds in connection therewith are dependent on the market price of our Class A Common Stock. Following the closing of our Business Combination, the market price of our Class A Common Stock has fluctuated, and it may continue to fluctuate in the future. Fluctuations in the market price of our Class A Common Stock will affect the likelihood that holders of the Warrants will exercise the Warrants. As a result, the Warrants may not provide any additional capital. When the market price for our Class A Common Stock is less than $11.50 per share (i.e., the Warrants are “out of the money”) we believe the holders of the Warrants will be unlikely to exercise their Warrants. To the extent that the market price of the Class A Common Stock exceeds $11.50, holders of the Warrants may exercise their Warrants and sell the underlying Class A Common Stock, which may have negative impact on the market price of the Class A Common Stock. See “Risk Factors — There is no guarantee that the Warrants will be in the money, and they may expire worthless” for more information. In considering our capital requirements and sources of liquidity, we have not assumed or relied on the receipt of proceeds from the exercise of the Warrants.

The Selling Securityholders will determine the timing, pricing and rate at which they sell the securities covered by this Registration Statement into the public market. While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Class A Common Stock, public investors may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Class A Common Stock. Even if the trading price is significantly below the Company’s initial public offering price or the market price as of the date of this prospectus, certain Selling Securityholders may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors. The Public Warrants were sold as a part of the DHHC Units purchased in the IPO at a price of $10.00 per DHHC Unit, with each unit consisting of one share of DHHC Class A Common Stock and one-fourth of one Warrant. The Lock-Up Investors purchased shares in the open market at prevailing market prices which ranged from $10.08 to $10.12 per share. The Lock-Up Investors were entitled to purchase from the Company 0.25 additional bonus shares at a price of $0.01 per share for each share purchased on the open market. The bonus shares issued to such Lock-Up Investors may meaningfully lower the per share price the Lock-Up Investors paid for their shares to between $8.06 and $8.10 per share. Based on the closing price of the Class A Common Stock on June 14, 2024 of $7.06 per share, and assuming the resale by the Lock-Up Investors of all 421,100 shares of Class A Common Stock being registered for resale by such investors on the registration statement of which this prospectus forms a part, the Lock-Up Investors could receive a gain of approximately $3.0 million ($7.05 per share) from the resale of such shares. The Equity PIPE Investors purchased shares from the Company in a private placement at a price of $10.00 per share and were entitled to purchase from the Company 0.25 additional bonus shares at a price of $0.01 per share for each share purchased on the open market. The bonus shares issued to such Equity PIPE Investors lowered the per share price the Equity PIPE Investors paid for their shares to $8.00 per share. Based on the closing price of the Class A Common Stock on June 14, 2024 of $7.06 per share, and assuming the resale by the Equity PIPE Investors of all 124,999 shares of Class A Common Stock being registered for resale by such investors on the registration statement of which this prospectus forms a part, the Equity PIPE Investors would incur a loss of approximately $0.1 million ($0.94 per share) from the resale of such shares. The Private Placement Warrants were sold at a price of $1.50 per Warrant. The 2,966,664 shares issuable upon exercise of the Private Warrants will be issued at a price of $11.50 per share (the exercise price of the Private Warrants) and, therefore, based on the closing price of the Class A Common Stock on June 14, 2024, the Private Warrants are “out of the money” and unlikely to be exercised unless the trading price of the Class A Common Stock goes above $11.50 per share. If the Private Warrants are exercised when the trading price of the Class A Common Stock is below $11.50 per share, such holders will not receive any gain from the resale of such shares. The aggregate gross amount of the PIPE Investment was $75,000,000, in exchange for which the Convertible Note Investors received Notes in an aggregate principal amount of $80,000,000 and 744,588 shares of Class A Common Stock. No additional consideration was paid by the Convertible Note Investors for the Class A Common Stock. Based on the closing price of the Class A Common Stock on June 14, 2024, which was $7.06 per share, and assuming the resale by the Selling Securityholders of (i) all 744,588 shares of Class A Common Stock acquired in the PIPE Investment (ii) all 21,699,139 shares of Class A Common Stock that may be issuable upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, and being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $158.5 million in aggregate proceeds from the resale of such shares. The 744,588 shares issued to the Convertible Note Investors in connection with the PIPE Investment were issued in exchange for the Convertible Note Investors agreeing to participate in the Convertible Note offering and were ascribed a value of $5.00 per share, which would result in a gain to the Selling Securityholders of approximately $1.5 million based on the closing price of the Class A Common Stock on June 14, 2024. The 21,699,139 shares of Class A Common Stock that may be issuable upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, will be issued at a conversion price of $5.58 per share, which price was determined in accordance with the terms of the Notes. Based upon the conversion price of $5.58 per share, the Selling Securityholders would receive a gain of approximately $32.1 million based on the closing price of the Class A Common Stock on June 14, 2024.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “UHG” and “UHGWW,” respectively. On June 14, 2024, the closing price of our Class A Common Stock was $7.06 per share and the closing price of our Public Warrants was $0.96 per Warrant.

The shares of Class A Common Stock that are being registered for resale under this prospectus, excluding the shares issuable upon conversion or exchange, or otherwise in respect, of the Private Placement Warrants, Notes, and Class B Common Stock, including any “make-whole amounts” with respect to the Notes (consisting of up to (i) 421,100 shares of Class A Common Stock issued in a private offering to the Lock-Up Investors, (ii) 744,588 shares of Class A Common Stock issued to the Convertible Note Investors, (iii) 124,999 shares of Class A Common Stock issued to the Equity PIPE Investors, and (iv) 3,722,184 shares of Class A Common Stock issued to the Initial DHHC Investors), represent approximately 44.0% of the total Class A Common Stock outstanding as of June 14, 2024, assuming no Warrants are exercised, no Notes are converted, and no Class B Common Stock is converted. The shares of Class A Common Stock that are being registered for resale on this registration statement represent approximately 81.6% of the total Class A Common Stock outstanding as of June 14, 2024, assuming that all Public Warrants and Private Placement Warrants are exercised, the Notes are converted, and the Class B Common Stock is converted. The sale of all the Class A Common Stock issuable upon exercise of the Warrants, conversion of the Notes, conversion of the Class B Common Stock, or the other Class A Common Stock registered hereunder, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors set forth under the caption “Risk Factors” on page 14 of this prospectus, in any accompanying prospectus supplement and in the documents incorporated or deemed incorporated by reference into this prospectus and the accompanying prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

This prospectus relates to the primary issuance by us of up to an aggregate of 11,591,664 shares of Class A Common Stock, which consists of (i) up to 8,625,000 shares of Class A Common Stock issuable upon the exercise of the Public Warrants, and (ii) up to 2,966,664 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants. This prospectus also relates to the offer and sale from time to time by the Selling Securityholders of up to (i) 421,100 shares of Class A Common Stock issued in a private offering to the Lock-Up Investors, (ii) 2,966,664 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (iii) 744,588 shares of Class A Common Stock issued to the Convertible Note Investors, (iv) up to 21,699,139 shares of Class A Common Stock issuable upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, (v) 124,999 shares of Class A Common Stock issued to the Equity PIPE Investors, (vi) 3,722,184 shares of Class A Common Stock issued to the Initial DHHC Investors, (vii) 36,973,876 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock that were issued in a private offering to certain of the Selling Securityholders as merger consideration in connection with the Business Combination, (viii) up to 2,966,664 Private Placement Warrants, and (ix) the Notes themselves. We will not receive any proceeds from the sale of the Class A Common Stock, the Private Placement Warrants, or the Notes pursuant to this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein as described below under the captions “Where You Can Find More Information” and “Incorporation by Reference” before making a decision to invest in our securities.

You should rely only on the information set forth in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making a decision to invest in our securities. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On March 30, 2023 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated as of September 10, 2022, by and among the Company, Hestia Merger Sub, Inc., a South Carolina corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Great Southern Homes, Inc., a South Carolina corporation (“GSH”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into GSH (the “Business Combination”), with GSH surviving the merger as a wholly owned subsidiary of the Company. On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), the Company changed its name to “United Homes Group, Inc.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “United Homes Group,” “UHG,” “we,” “us,” “our” and similar terms refer to United Homes Group, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “outlook,” “forecast,” “possible,” “potential,” “predict,” “project” or the negative of such terms or other similar expressions. These forward- looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. The following factors, among others, may cause actual results to differ materially from those expressed or implied in our forward-looking statements:

·	disruption in the terms or availability of mortgage financing or an increase in the number of foreclosures in our markets;

·	volatility and uncertainty in the credit markets and broader financial markets;

·	a slowdown in the homebuilding industry or changes in population growth rates in our markets;

·	shortages of, or increased prices for, labor, land or raw materials used in land development and housing construction, including due to changes in trade policies;

·	material weaknesses in our internal control over financial reporting that we have identified, which, if not corrected, could affect the reliability of our Consolidated Financial Statements;

·	our ability to execute our business model, including the success of our operations in new markets and our ability to expand into additional new markets;

·	our ability to successfully integrate homebuilding operations that we acquire;

·	delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;

·	changes in applicable laws or regulations;

·	the outcome of any legal proceedings;

·	our ability to continue to leverage our land-light operating strategy;

·	the ability to maintain the listing of our securities on Nasdaq or any other exchange; and

·	the possibility that we may be adversely affected by other economic, business or competitive factors.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

UHG designs, builds and sells homes in high growth markets, including South Carolina, North Carolina, and Georgia. Prior to the Business Combination (discussed below), UHG’s business historically consisted of both homebuilding operations and land development operations. Recently, UHG separated its land development operations and its homebuilding operations across separate entities in an effort to adopt best practices in the homebuilding industry associated with ownership and control of land and lots and production efficiency. Following the separation of the land development business, which is now primarily conducted by the Land Development Affiliates (as defined and described elsewhere herein) that are outside of the corporate structure of UHG. UHG employs a land-light lot operating strategy, with a focus on the design, construction and sale of entry-level, first move up and second move up single-family houses. UHG principally builds detached single-family houses, and, to a lesser extent, attached single-family houses, including duplex houses and town houses.

Background

We were originally known as DiamondHead Holdings Corp (“DHHC”). On March 30, 2023, we consummated the Business Combination with Hestia Merger Sub, Inc., a South Carolina corporation and wholly owned subsidiary of DHHC (“Merger Sub”), and Great Southern Homes, Inc., a South Carolina corporation (“GSH”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into GSH (the “Business Combination”), with GSH surviving the merger as a wholly owned subsidiary of the Company. In connection with the Closing of the Business Combination, we changed our name to “United Homes Group, Inc.” GSH was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While the Company was the legal acquirer in the Business Combination, because GSH was deemed the accounting acquirer, the historical financial statements of GSH became the historical financial statements of the combined company, upon the consummation of the Business Combination.

On the Closing Date of the Business Combination, (i) certain investors (“PIPE Investors”) purchased from the Company an aggregate of (A) 471,500 shares of Class A Common Stock at a purchase price of $10.00 per share, and (B) 117,874 shares of Class A Common Stock at a purchase price of $0.01 per share for gross proceeds to the Company of approximately $4.7 million, pursuant to separate subscription agreements entered into on March 23, 2023 (the “PIPE Subscription Agreements”) and (ii) certain investors (“Lock-Up Investors”) purchased from the Company an aggregate of 421,100 shares of Class A Common Stock at a purchase price of $0.01 per share, pursuant to certain share lock-up and non-redemption agreements entered into on March 23, 2023 (the “Share Lock-Up Agreements,” and together with the PIPE Subscription Agreements, the “Subscription Agreements”). Also on the Closing Date of the Business Combination, certain investors (the “Convertible Note Investors”) purchased from the Company $80,000,000 in original principal amount of convertible promissory notes (the “Notes”) and, pursuant to the terms of share subscription agreements dated March 30, 2023, entered into between each Convertible Note Investor and the Company (the “Note Subscription Agreements”), an additional 744,588 shares of Class A Common Stock in a private placement PIPE investment (the “PIPE Investment”), pursuant to a note purchase agreement entered into on March 21, 2023 (the “Note Purchase Agreement”). The aggregate gross amount of the PIPE Investment was $75,000,000. The Class A Common Stock issued to the PIPE Investors, Lock-Up Investors, and Convertible Note Investors were issued pursuant to and in accordance with the exemption from registration under the Securities Act of 1933 (the “Securities Act”) under Section 4(a)(2) and/or Regulation D promulgated thereunder. See the section titled “Private Placement of Notes” for a description of the transactions contemplated by the Note Purchase Agreement.

Pursuant to our prior certificate of incorporation, each issued and outstanding share of DHHC Class B common stock, par value $0.0001 per share (the “DHHC Class B Common Stock”), converted into one share of Class A Common Stock, par value $0.0001 per share, at the Closing.

Our Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “UHG” and “UHGWW,” respectively.

The rights of holders of our Class A Common Stock and Warrants are governed by our Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”).

As of June 12, 2024, there were 11,400,203 shares of Class A Common Stock and (ii) 36,973,876 shares of Class B Common Stock (together with the Class A Common Stock, the “UHG Common Stock”) issued and outstanding.

We will not receive any of the proceeds from the sale by the Selling Securityholders of the securities described in this prospectus.

The Class A Common Stock that is being registered for resale under this prospectus represents approximately 81.6% of the total Class A Common Stock outstanding as of June 14, 2024 (assuming that all Public Warrants and Private Placement Warrants are exercised, the Notes are converted, and the Class B Common Stock is converted). We will receive proceeds from the exercise of the Public Warrants and the Private Placement Warrants if the Warrants are exercised for cash. The exercises of the Warrants and our potential receipt of cash proceeds in connection therewith are dependent on the market price of our Class A Common Stock. Following the closing of our Business Combination, the market price of our Class A Common Stock has fluctuated, and it may continue to fluctuate in the future. Fluctuations in the market price of our Class A Common Stock will affect the likelihood that holders of the Warrants will exercise the Warrants. As a result, the Warrants may not provide any additional capital. When the market price for our Class A Common Stock is less than $11.50 per share (i.e., the Warrants are “out of the money”) we believe the holders of the Warrants will be unlikely to exercise the Warrants. To the extent that the market price of the Class A Common Stock exceeds $11.50, holders of the Warrants may exercise their Warrants and sell the underlying Class A Common Stock, which may have negative impact on the market price of the Class A Common Stock.

While certain of the shares Class A Common Stock are subject to lock-ups that prevent them from being sold for certain amounts of time, once the applicable lock-up periods have lapsed, a significant portion of our total outstanding securities will be eligible to be sold into the market which could cause the market price of our Class A Common Stock to drop significantly. The Selling Securityholders will be able to sell their shares for so long as the Registration Statement of which this prospectus forms a part is available for use.

Emerging Growth Company

We are an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year of the Company following the fifth anniversary of the consummation of the Company’s initial public offering, which occurred on January 25, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

Corporate Information

The Company was incorporated in the State of Delaware on October 7, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company completed its initial public offering on January 28, 2021. On March 30, 2023, the Company consummated the Business Combination. In connection with the Business Combination, we changed our name to United Homes Group, Inc. Our principal executive offices are located at 917 Chapin Road, Chapin, South Carolina 29036 and our telephone number is (844) 766-4663. Our website address is www.unitedhomesgroup.com/. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	United Homes Group, Inc. (f/k/a DiamondHead Holdings Corp.)

Issuance of Class A Common Stock

Shares of Class A Common Stock Offered by us	11,591,664 shares of Class A Common Stock, which consists of (i) up to 8,625,000 shares of Class A Common Stock that are issuable upon exercise of the Public Warrants, and (ii) up to 2,966,664 shares of Class A Common Stock that are issuable upon exercise of the Private Placement Warrants.

Class A Common Stock Outstanding Prior to Exercise of Warrants	11,400,203 shares (as of June 12, 2024).

Class A Common Stock Outstanding Assuming Exercise of the Warrants	22,991,867 shares (based on total shares outstanding as of June 12, 2024).

Exercise Price of Warrants	$11.50 per share, subject to adjustment as defined herein.

Use of Proceeds	We will receive up to an aggregate of approximately $133.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Class A Common Stock, Warrants, and Notes

Resale of Class A Common Stock

Class A Common Stock offered by Selling Securityholders	66,652,550 shares of Class A Common Stock, which consists of (i) 421,100 shares of Class A Common Stock issued in a private offering to the Lock-Up Investors, (ii) 2,966,664 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (iii) 744,588 shares of Class A Common Stock issued to the Convertible Note Investors, (iv) up to 21,699,139 shares of Class A Common Stock issuable upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, (v) 124,999 shares of Class A Common Stock issued to the Equity PIPE Investors, (vi) 3,722,184 shares of Class A Common Stock issued to the Initial DHHC Investors, and (vii) 36,973,876 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock that were issued in a private offering to certain of the Selling Securityholders as merger consideration in connection with the Business Combination.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A Common Stock by the Selling Securityholders pursuant to this prospectus. See “Use of Proceeds.”

Lock-up Restrictions

Certain of the shares of Class A Common Stock issued in connection with the Business Combination are subject to restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Person Transactions” for further discussion.

Market for Class A Common Stock	Our Class A Common Stock is currently traded on Nasdaq under the symbol “UHG.”

Resale of Warrants

Warrants offered by Selling Securityholders	Up to 2,966,664 Private Placement Warrants.

Redemption	The Private Placement Warrants are redeemable in certain circumstances. See “Description of Securities—Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Private Placement Warrants or of the Class A Common Stock by the Selling Securityholders pursuant to this prospectus. See “Use of Proceeds.”

Market for Public Warrants	Our Public Warrants are currently traded on Nasdaq under the symbol “UHGWW.”

Resale of Notes

Notes offered by the Selling Securityholders	Senior convertible promissory notes, up to a combined $80,000,000 in original principal amount

Conversion	The Notes are convertible. See the section titled “Description of Securities” for further discussion.

Maturity Date	The Notes mature on March 30, 2028.

Interest Payment	The Notes bear interest at the rate of fifteen percent (15.0%) per annum for the first four years following the Issue Date of the Notes. The interest rate increases by one percent (1.0%) annually beginning on the fourth anniversary of the Issue Date of the Notes. The Notes mature and the entire unpaid principal amount and unpaid accrued interest on the Notes become payable on the fifth anniversary of the Issue Date (the “Maturity Date”). See the section titled “Description of Securities” for further discussion.

Security	None. The Notes are the unsecured obligations of the Company.

Ranking	The Notes are our senior unsecured obligations.

Redemption	The Notes may be redeemed by the Company at any time prior to sixty (60) days before the Maturity Date by payment of all principal amounts and interest remaining outstanding at the time of redemption plus an additional amount to compensate the holder for the early repayment. The Notes are also subject to conversion at the option of the Company following the second anniversary of the closing of the Business Combination, but only if during a specified period following such second anniversary the Class A Common Stock trades at a price equal to or over $13.50 per share.

Conversion	Each Note (or any portion of a Note) is convertible at a holder’s option into Class A Common Stock, at any time after the first anniversary of March 30, 2023 until the maturity date of such Note, at a per share price of $5.58 per share, which is equal to 80% of the value weighted average trading price per share of Class A Common Stock during the Measurement Period. The conversion price is subject to customary adjustments for certain corporate events as provided in the Notes. If any such event occurs, the number of shares of Class A Common Stock issuable upon conversion may be higher than implied by the initial conversion price.

Change of Control	If a Change of Control Transaction (as defined in the Note Purchase Agreement) occurs, then each holder may elect to be repaid in cash as of the closing of the Change of Control Transaction, convert the applicable Note into shares of the Company at the conversion price set forth in the Note, or have the Note remain outstanding following the closing of the Change of Control Transaction.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes by the Selling Securityholders pursuant to this prospectus. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and review the risk factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, the risk factors discussed under the caption “Risk Factors” in any accompanying prospectus supplement, and any risk factors discussed in our other filings with the SEC which are incorporated by reference into this prospectus and any accompanying prospectus supplement before investing in our securities. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also materially and adversely affect us. If any of the risks or uncertainties described in our most recent Annual Report on Form 10-K, any accompanying prospectus supplement or our other filings with the SEC or if any additional risks and uncertainties actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

Resales of the Class A Common Stock could depress the market price of the Class A Common Stock of UHG.

There may be a large number of shares of Class A Common Stock that could be sold in the market. As of June 14, 2024, there were approximately 11.4 million shares of Class A Common Stock outstanding. Such sales of Class A Common Stock or the perception of such sales may depress the market price of the Class A Common Stock or Public Warrants. The Class A Common Stock that is being registered for resale under this prospectus represent approximately 81.6% of the total Class A Common Stock outstanding as of June 14, 2024 (assuming that all Public Warrants and Private Placement Warrants are exercised, the Notes are converted, and the Class B Common Stock is converted).

On June 14, 2024, the closing price of the Class A Common Stock was $7.06 per share. The initial public offering price of DHHC units was $10.00 per unit, with each unit consisting of one share of DHHC Class A Common Stock and one-quarter of one warrant to purchase one share of DHHC Class A Common Stock at an exercise price of $11.50 per share.

The Selling Securityholders will determine the timing, pricing and rate at which they sell the securities covered by this Registration Statement into the public market. While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Class A Common Stock, public investors may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Class A Common Stock. Even if the trading price is significantly below the Company’s initial public offering price or the market price as of the date of this prospectus, certain Selling Securityholders may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors. The Public Warrants were sold as a part of the DHHC Units purchased in the IPO at a price of $10.00 per DHHC Unit, with each unit consisting of one share of DHHC Class A Common Stock and one-fourth of one Warrant. The Lock-Up Investors purchased shares in the open market at prevailing market prices which ranged from $10.08 to $10.12 per share. The Lock-Up Investors were entitled to purchase from the Company 0.25 additional bonus shares at a price of $0.01 per share for each share purchased on the open market. The bonus shares issued to such Lock-Up Investors may meaningfully lower the per share price the Lock-Up Investors paid for their shares to between $8.06 and $8.10 per share. Based on the closing price of the Class A Common Stock on June 14, 2024 of $7.06 per share, and assuming the resale by the Lock-Up Investors of all 421,100 shares of Class A Common Stock being registered for resale by such investors on the registration statement of which this prospectus forms a part, the Lock-Up Investors could receive a gain of approximately $3.0 million ($7.05 per share) from the resale of such shares. The Equity PIPE Investors purchased shares from the Company in a private placement at a price of $10.00 per share and were entitled to purchase from the Company 0.25 additional bonus shares at a price of $0.01 per share for each share purchased on the open market. The bonus shares issued to such Equity PIPE Investors lowered the per share price the Equity PIPE Investors paid for their shares to $8.00 per share. Based on the closing price of the Class A Common Stock on June 14, 2024 of $7.06 per share, and assuming the resale by the Equity PIPE Investors of all 124,999 shares of Class A Common Stock being registered for resale by such investors on the registration statement of which this prospectus forms a part, the Equity PIPE Investors would incur a loss of approximately $0.1 million ($0.94 per share) from the resale of such shares. The Private Placement Warrants were sold at a price of $1.50 per Warrant. The 2,966,664 shares issuable upon exercise of the Private Warrants will be issued at a price of $11.50 per share (the exercise price of the Private Warrants) and, therefore, based on the closing price of the Class A Common Stock on June 14, 2024, the Private Warrants are “out of the money” and unlikely to be exercised unless the trading price of the Class A Common Stock goes above $11.50 per share. If the Private Warrants are exercised when the trading price of the Class A Common Stock is below $11.50, such holders will not receive any gain from the resale of such shares. Based on the closing price of the Class A Common Stock on June 14, 2024 of $7.06 per share, and assuming the resale by the Selling Securityholders of the 744,588 shares of Class A Common Stock acquired in the PIPE Investment and being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $158.5 million in aggregate proceeds from the resale of such shares. The 744,588 shares issued to the Convertible Note Investors in connection with the PIPE Investment were issued in exchange for the Convertible Note Investors agreeing to participate in the Convertible Note offering and were ascribed a value of $5.00 per share, which would result in a gain to the Selling Securityholders of approximately $1.5 million based on the closing price of the Class A Common Stock on June 14, 2024. The 21,699,139 shares of Class A Common Stock that may be issuable upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, will be issued at a conversion price of $5.58 per share, which price was determined in accordance with the terms of the Notes. Based on the conversion price of $5.58 per share, the Selling Securityholders would receive a gain of approximately $32.1 million based on the closing price of the Class A Common Stock on June 14, 2024.

The shares held by the Company’s public stockholders are freely tradeable. The founder shares held by the Initial DHHC Investors, and the shares held by Michael Nieri and Nieri Trusts immediately following the Closing, were or are currently subject to a “Lock-Up Period” as follows, subject to certain customary exceptions: (A) first, for 50% of the shares, the period ending one year following the Closing (which lock-up has expired as of the date of this prospectus), and (B) second, for the remaining 50% of the shares, the period ending two years following the Closing. In addition, shares purchased pursuant to subscription agreements (“PIPE Subscription Agreements”) with the Equity PIPE Investors were or are currently subject to a Lock-Up Period as follows, subject to certain customary exceptions: (A) first, for 50% of such shares, the period ending one year following the Closing (which lock-up has expired as of the date of this prospectus), and (B) second, for the remaining 50% of such shares, the period ending two years following the Closing.

Other contractual lock-up periods expired upon the one-year anniversary of the Closing of the Business Combination, namely lock-ups with respect to shares held by the Anchor Investors and Convertible Note Investors. Once the applicable lock-up periods have lapsed, a significant portion of our total outstanding securities will be eligible to be sold into the market which could cause the market price of our Class A Common Stock to drop significantly.

Further, pursuant to the 2023 Plan, we grant stock-based awards to our officers, employees, directors, and consultants.

Any significant discretionary sales by the recipients of equity awards, including sales of shares received upon the exercise of options (or sell-to-cover transactions effected to address any associated tax liabilities or exercise prices of such options), would be very dilutive to existing stockholders. Any such sales may also result in trading volatility and reduce the market price of UHG’s Class A Common Stock.

UHG may not receive any proceeds from the exercise of Warrants, and if UHG does, it may be unable to invest the portion of the net proceeds from the exercise of Warrants on acceptable terms.

UHG will receive up to an aggregate of approximately $133.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. However, UHG will only receive proceeds to the extent holders of Warrants elect to exercise. The exercises of the Warrants and UHG’s potential receipt of cash proceeds in connection therewith are dependent on the market price of its Class A Common Stock. Following the closing of our Business Combination, the market price of the Class A Common Stock has fluctuated, and it may continue to fluctuate in the future. Fluctuations in the market price of the Class A Common Stock will affect the likelihood that holders of the Warrants will exercise the Warrants. As a result, the Warrants may not provide any additional capital. When the market price for UHG’s Class A Common Stock is less than $11.50 per share (i.e., the Warrants are “out of the money”) UHG believes the holders of the Warrants will be unlikely to exercise their Warrants. UHG can provide no assurances as to the amount of proceeds it will receive from the exercise of Warrants or whether it will receive any proceeds. UHG will have broad discretion in the use of any proceeds received from the exercise of Warrants. Delays in investing the net proceeds from the exercise of the Warrants may impair UHG’s performance. UHG cannot assure you that we will be able to identify uses of proceeds that meet its investment objectives or that any investment that UHG makes will produce a positive return. UHG may be unable to invest the net proceeds from the exercise of the Warrants on acceptable terms within the time period that it anticipates or at all, which could harm UHG’s financial condition and operating results.

There is no guarantee that the Warrants will be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share of Class A Common Stock, which is higher than the market price of the Class A Common Stock, which was $7.06 per share based on the closing price of the Class A Common Stock on June 14, 2024. Therefore, the Warrants are “out of the money” and unlikely to be exercised unless the trading price of the Class A Common Stock goes above $11.50 per share. There is no guarantee that the Warrants will be in the money at any given time prior to their expiration. If the trading price of the Class A Common Stock is below the exercise price of the Warrants, the Warrants may expire worthless. If all of the Warrants were exercised in full for cash, we would receive an aggregate of approximately $133.3 million. We do not expect the holders of the Warrants to exercise their Warrants and therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the Warrants remain out of the money.

The exercise of Warrants for Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

DHHC issued 8,625,000 warrants to purchase Class A Common Stock as part of its IPO and, on the IPO closing date, DHHC issued 5,933,333 Private Placement Warrants to the Sponsor and Anchor Investors to purchase Class A Common Stock at $11.50 per share. The Class A Common Stock issued upon exercise of our Warrants will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock and Public Warrants of UHG.

The Private Placement Warrants are identical to the warrants sold as part of the units issued in DHHC’s IPO except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) were not, subject to certain limited exceptions, permitted to be transferred, assigned or sold by the Sponsor or Anchor Investors until 30 days after the completion of the Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they are subject to registration rights.

UHG may seek warrant holder approval to amend the terms of the Warrants in a manner that may be adverse to holders. As a result, the exercise price of the Warrants could be increased, the exercise period could be shortened and the number of hares of Class A Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.

UHG’s Public Warrants were issued in registered form under a warrant agreement (the “warrant agreement”) between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period (as defined in the warrant agreement) shall require the vote or written consent of the Registered Holders (as defined in the warrant agreement) of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants (as defined in the warrant agreement) or any provision of this Agreement with respect to the Private Placement Warrants or Working Capital Warrants, 50% of the number of then outstanding Private Placement Warrants and Working Capital Warrants. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then-outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

Warrants may be exercised for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

UHG issued 8,625,000 warrants to purchase Class A Common Stock as part of our IPO and, on the IPO closing date, UHG issued 5,933,333 Private Placement Warrants to the Sponsor and Anchor Investors to purchase Class A Common Stock at $11.50 per share. The Class A Common Stock issued upon exercise of the Warrants will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Class A Common Stock and Public Warrants of UHG.

The Private Placement Warrants are identical to the warrants sold as part of the units issued in UHG’s IPO except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by UHG, (ii) they may be exercised by the holders on a cashless basis, and (iii) they are subject to registration rights.

UHG has identified material weaknesses in its internal control over financial reporting. If remediation of these material weaknesses is not effective, or if UHG identifies additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, it may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence and, as a result, the value of the Class A Common Stock.

Prior to the Business Combination, GSH was not required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act, or Section 404. UHG has identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified generally relate ineffective tax review controls; lack of second level reviews in business processes; lack of formal control review and documentation required by COSO principles; ineffective Information Technology General Controls (“ITGCs”) related to certain systems, applications, and tools used for financial reporting; and UHG did not establish effective user access and segregation of duties controls across financially relevant functions. In order to remediate the material weaknesses, UHG is updating various processes and implementing certain changes to its internal processes.

UHG may not be able to fully remediate the identified material weakness until the steps described above have been completed and its internal controls have been operating effectively for a sufficient period of time. UHG believes it made progress in its remediation plan during the year ended December 31, 2023. If the steps UHG takes do not correct the material weaknesses in a timely manner, UHG will be unable to conclude that it maintains effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of UHG’s financial statements would not be prevented or detected on a timely basis. UHG also may incur significant costs to execute various aspects of its remediation plan but cannot provide a reasonable estimate of such costs at this time.

In the future, it is possible that additional material weaknesses or significant deficiencies may be identified that UHG may be unable to remedy before the requisite deadline for these reports. UHG’s ability to comply with the annual internal control reporting requirements will depend on the effectiveness of its financial reporting and data systems and controls across the company. Any weaknesses or deficiencies or any failure to implement new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm UHG’s operating results and cause it to fail to meet its financial reporting obligations, or result in material misstatements in its consolidated financial statements, which could adversely affect its business and reduce its stock price.

If UHG is unable to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404, UHG’s independent registered public accounting firm may not issue an unqualified opinion as to the effectiveness of UHG’s internal controls over financial reporting, as required by Section 404 when UHG no longer qualifies as an emerging growth company. If UHG is unable to conclude that it has effective internal control over financial reporting, investors could lose confidence in its reported financial information, which could have a material adverse effect on the trading price of UHG Common Stock. Failure to remedy any material weakness in its internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict UHG’s future access to the capital markets.

PRIVATE PLACEMENT OF NOTES

Note Purchase Agreement

On March 30, 2023, the Convertible Note Investors purchased from the Company $80,000,000 in original principal amount of convertible promissory notes and, pursuant to the terms of share subscription agreements dated March 30, 2023, entered into between each Convertible Note Investor and the Company (the “Note Subscription Agreements”), an additional 744,588 shares of Class A Common Stock in the PIPE Investment, pursuant the Note Purchase Agreement. The obligation to consummate the transaction contemplated by the Note Purchase Agreement was conditioned upon customary closing conditions, including the consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination.

The Note Purchase Agreement also requires that for so long as the Class A Common Stock and Notes held by the Convertible Note Investors, together with their affiliates and permitted transferees, comprise at least 5% of the outstanding Class A Common Stock of the Company on an as-converted basis, the Company will be required to obtain the prior written consent of Convertible Note Investors holding at least 75% of the Notes outstanding at the applicable time for any of the following actions: materially changing the principal business of the Company and its subsidiaries or entering into new lines of business or exiting the Company’s and its subsidiaries’ current line of business; entering into an agreement with respect to a change of control transaction involving the Company; consummating any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or any of its subsidiaries or filing a petition under bankruptcy or insolvency law; changing the governing documents or capital structure of the Company or any of its subsidiaries in a manner that adversely affects the Convertible Note Investors; authorizing, creating, or issuing any class or series of equity securities or other capital stock of the Company that ranks senior to the shares underlying the Notes with respect to payment of dividends or distribution of assets by the Company; incurring or guarantying any indebtedness, other than (i) pursuant to the Company’s existing Wells Fargo Facility or (ii) pursuant to any line of credit similar to the Wells Fargo Facility and utilized for financing the operation of the Company’s business, so long as (A) the amount outstanding under any such similar line of credit cannot, at any time, exceed a ratio of Indebtedness (as defined in the Note Purchase Agreement) to stockholders equity of the Company and its subsidiaries on a consolidated basis of 2.5 to 1 for the period from the date of the Note Purchase Agreement through December 31, 2023 and 2.25 to 1 thereafter and (B) in the case of any line of credit entered into in addition to the Wells Fargo Facility, such similar line of credit that does not permit the aggregate value of the total borrowing base that is attributable to “Speculative Housing Units” and “Model Housing Units” (each as defined in the Wells Fargo Facility) to exceed 70% of the aggregate value of the total borrowing base and excludes any value of “Speculative Housing Units” and “Model Housing Units” in excess of the 70% limitation from the calculation of the aggregate value of the total borrowing base; paying or agreeing to pay any distribution or declaring any dividend on equity securities of the Company or any of its subsidiaries other than repurchases of any options or other securities from employees upon the end of their employment; entering into an agreement with respect to any acquisition of another business or person that requires payment of consideration greater than 400% of such business’s or person’s earnings before interest, tax, depreciation and amortization during the previous year; amending, modifying or supplementing any existing equity incentive plan or entering into a new equity incentive plan unless the new plan or supplement does not increase the number of shares issuable pursuant to all equity incentive plans to more than 10% of the then outstanding shares of the Company on a fully-diluted basis; entering into any agreement that would restrict the Convertible Note Investors’ consent rights under the Note Purchase Agreement or would require the Company or any of its subsidiaries to breach its obligations to the Convertible Note Investors under the Note Purchase Agreement; making any material tax decisions, elections or other determinations with respect to the Company or any of its subsidiaries; dissolving, liquidating, merging or selling the Company or substantially all of its assets; issuing, selling or otherwise transferring equity securities of any subsidiary of the Company to a person other than the Company or a wholly-owned subsidiary of the Company; selecting or changing the independent auditor to an auditor other than a nationally recognized accounting firm; and making any changes or modifications to the Company’s or any of its subsidiaries’ fiscal year.

For so long as any Notes remain outstanding, each Convertible Note Investor will have certain pre-emptive rights with respect to any issuance of any equity securities of the Company or any subsidiary of the Company that are issued after the closing of the Note Purchase Agreement, subject to certain exceptions, including for (i) securities issued as a dividend or distribution on a pro rata basis in accordance with the dividend and distribution provisions of the applicable entity’s governing documents, (ii) issuances of securities pursuant to any acquisition by the Company whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction and which transaction has been approved by the Board of Directors of the Company (the “Board of Directors”), (iii) issuances of securities or options or rights to management, employees, independent directors, service providers and consultants on terms approved by the Board of Directors, (iv) issuances of securities issued as additional yield or return in respect of institutional indebtedness that is not issued to raise additional equity capital of the Company, (v) issuances of securities that are “debt-like”, (vi) issuances as a result of a stock split or reverse split, (vii) securities issued in connection with strategic partnerships or joint ventures approved by the Board of Directors, (viii) issuances of shares of Class A Common Stock upon conversion of Class B Common Stock, (ix) issuances of “Earn out Shares” as defined in the Business Combination Agreement, (x) securities issued pursuant to a firm commitment underwritten public offering registered pursuant to the Securities Act and (xi) any issuance by any subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company.

Registration Rights

Pursuant to the Note Purchase Agreement, the Company was obligated to file a registration statement to register the resale of the Notes, the Class A Common Stock underlying the Notes, and any other securities of the Company that are issuable pursuant to the conversion or exercise of the Notes. See “Explanatory Note and Statement Pursuant to Rule 429.”

Convertible Notes

In connection with the closing of the PIPE Investment, the Company and the Convertible Note Investors entered into the Notes. The Notes bear interest at the rate of fifteen percent (15.0%) per annum for the first four years following the Notes’ Issue Date. The interest rate increases by one percent (1.0%) annually beginning on the fourth anniversary of the Issue Date of the Notes. The Notes mature and the entire unpaid principal amount and unpaid accrued interest on the Notes become payable on the fifth anniversary of the Issue Date.

Each Note (or any portion of a Note) is convertible at a holder’s option into Class A Common Stock, at any time after the first anniversary of the Closing Date of the Business Combination until the maturity date of such Note, at a per share price of $5.58, which is equal to 80% of the value weighted average trading price per share of Class A Common Stock during the Measurement Period. The conversion price is subject to customary adjustments for certain corporate events as provided in the Notes. If any such event occurs, the number of shares of Class A Common Stock issuable upon conversion may be higher than implied by the initial conversion price.

If a Change of Control Transaction (as defined in the Note Purchase Agreement) occurs, then each Convertible Note Investor may elect to be repaid in cash as of the closing of the Change of Control Transaction (with an additional premium payable if the closing is scheduled to occur before the end of the Measurement Period), convert the applicable Note into shares of the Company at the conversion price set forth in the Note, or have the Note remain outstanding following the closing of the Change of Control Transaction.

The Notes may be redeemed by the Company at any time prior to sixty (60) days before the Maturity Date by payment of all principal amounts and interest remaining outstanding at the time of redemption plus an additional amount to compensate the Convertible Note Investors for the early repayment. The Notes are also subject to conversion at the option of the Company following the second anniversary of the closing of the Business Combination, but only if during a specified period following such second anniversary the Class A Common Stock trades at a price equal to or over $13.50 per share.

Note Subscription Agreements

In connection with the closing of the PIPE Investment, each Convertible Note Investor entered into a Note Subscription Agreement with the Company in respect of the Class A Common Stock to be acquired by that Convertible Note Investor. Pursuant to the Note Subscription Agreements, the Convertible Note Investors have agreed, subject to certain exceptions, not to lend, offer, pledge, transfer or dispose of the Class A Common Stock until the first anniversary of the closing of the Note Purchase Agreement. The Class A Common Stock purchased in the PIPE Investment are treated as having been issued for $5.00 per Share for U.S. federal, state and local income tax purposes.

The principal amount of each Note and the number of Class A Shares subscribed by each Convertible Note Investor, pursuant to each Note Subscription Agreement is set forth next to the name of each Convertible Note Investor below:

Name	Address	Purchase Price (A)	Initial Principal Amount of Note (B)	Number of Issuer Class A Shares Subscribed	Value of Issuer Class A Shares Subscribed (C)	Aggregate Original Issue Discount Percentage ((B+C-A)/ (B+C))
Conversant Opportunity Master Fund LP	c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, New Jersey 07901	$32,812,500	$35,000,000	535,173	$2,675,865	12.9%
Dendur Master Fund Ltd.	c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	$28,125,000	$30,000,000	139,610	$698,050	8.4%
Jasper Lake Ventures One LLC	930 Sylvan Ave, Suite 115, Englewood Cliffs, NJ 07632.	$9,375,000	$10,000,000	46,537	$232,685	8.4%
Hazelview Securities Inc.	1133 Yonge Street, 4th Floor. Toronto ON, M4T 2Y7	$4,687,500	$5,000,000	23,268	$116,340	8.4%
Total		$75,000,000	$80,000,000	744,588	$3,722,940	10.4%

Lock-Up

Pursuant to each Subscription Agreement entered into by the Company and each Convertible Note Investor, subject to certain exceptions, the Convertible Note Investors were subject to certain lock-up restrictions on their ability to lend, sell, or transfer, or take certain other actions with respect to the shares of Class A Common Stock subscribed for. Such contractual lock-up expired upon the first anniversary of the Closing Date.

Conversant Note Subscription Agreement

Under the Note Subscription Agreement entered into by Conversant Opportunity Master Fund LP, a Cayman Islands exempted limited partnership (the “Conversant Investor”) and the Company (the “Conversant Subscription Agreement”), the Conversant Investor has the right to designate one (1) member of the Board of Directors as long as fifty percent (50%) of the original principal amount of the Notes is outstanding and has not been converted or cash settled. For so long as the Conversant Investor is entitled to designate a member of the Board of Directors, the Company will not, without the prior written approval of the Conversant Investor’s designee to the board, increase the size of the Board of Directors in excess of eleven (11) members or reduce the size of the Board of Directors to fewer than eleven (11) members or to a size that would require the resignation of the Conversant Investor’s designee.

Pursuant to the Conversant Subscription Agreement the Conversant Investor is granted certain pre-emptive rights on substantially similar terms to those granted to the Convertible Note Investors under the Convertible Notes, for so long as any Notes remain outstanding. The Conversant Subscription Agreement also gives the Conversant Investor certain rights to consent to actions of the Company until the later of (i) the first anniversary of the closing of the transactions contemplated by the Note Purchase Agreement and (ii) such time as the total Class A Common Stock and Notes held by the Conversant Investor, together with its affiliates and permitted transferees, falls below 5% of the outstanding Class A Common Stock if all Notes held by the Conversant Investor had been converted into Class A Common Stock at such time. These consent rights are substantially similar to those granted to the Investors under the Convertible Notes.

USE OF PROCEEDS

All of the Class A Common Stock, Private Placement Warrants, and Notes offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $99.2 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. We will receive up to an aggregate of approximately $34.1 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our Amended and Restated Certificate of Incorporation, our Bylaws and the Warrant- and Note-related documents described herein, which were previously filed as exhibits to certain of our SEC filings. We urge you to read each of our Amended and Restated Certificate of Incorporation, the Bylaws and the Warrant- and Note-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as applicable.

Authorized and Outstanding Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of a total of 450,000,000 shares of capital stock, each with par value $0.0001 per share, consisting of (a) 410,000,000 shares of Common Stock including (i) 350,000,000 shares of Class A Common Stock and (ii) 60,000,000 shares of Class B Common Stock and (b) 40,000,000 shares of preferred stock. As of June 12, 2024, there were 11,400,203 shares of Class A Common Stock and 36,973,876 shares of Class B Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of Common Stock will possess all voting power for the election of UHG directors and all other matters submitted to a vote of shareholders of UHG. Generally, each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled to two votes per share, voting together as a single class.

Except as otherwise required by law, holders of Common Stock, as such, will not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of UHG preferred stock if the holders of such affected series of UHG preferred stock are entitled to vote on such amendment pursuant to the Amend and Restated Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of UHG, holders of Common Stock will be entitled to receive dividends when, as and if declared by Board of Directors, payable in cash or otherwise out of the assets of UHG legally available therefor. All Common Stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation, Dissolution and Winding Up

Upon UHG’s voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of UHG and to any holders of UHG preferred stock having liquidation preferences, if any, the holders of Common Stock shall be entitled to receive all the remaining assets of UHG available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock then issued and outstanding.

Conversion of Class B Common Stock

Each outstanding Class B Common Share may at any time, at the option of the holder thereof, be converted into one fully paid and nonassessable Class A Common Share upon written notice to UHG. Outstanding Class B Common Stock will automatically be converted into Class A Common Stock upon the transfer of such shares, subject to exceptions for certain “Permitted Transfers” as described in the Amended and Restated Certificate of Incorporation.

Preemptive or Other Rights

Subject to applicable law and the preferential rights of any other class or series of stock, all Common Stock has equal dividend, distribution, liquidation and other rights, and have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of Common Stock have no preemptive rights and there are no sinking fund or redemption rights, or rights to subscribe for any of UHG’s securities. The rights, powers, preferences and privileges of holders of Common Stock are subject to those of the holders of any shares of UHG Company preferred stock that the Board of Directors may authorize and issue in the future.

Election of Directors

The Board of Directors is divided into three classes, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Board of Directors. Directors are generally elected by a majority of votes cast at a meeting of the shareholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more classes or series. The Board of Directors is authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of preferred stock. The Board of Directors can, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board of Directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of UHG or the removal of existing management.

UHG has no preferred stock outstanding as of the date of this prospectus.

Warrants

As of June 12, 2024, there were 11,591,664 Warrants to purchase Class A Common Stock, consisting of 8,625,000 Public Warrants and 2,966,664 Private Placement Warrants.

Public Warrants

Each whole warrant entitles the registered holder to purchase one whole Class A Common Share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement by and between American Stock Transfer & Trust Company, as warrant agent, and DHHC (the “warrant agreement”), a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

UHG will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to UHG’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and UHG will not be obligated to issue Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will UHG be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A Common Share underlying such Unit.

UHG agreed that as soon as practicable after the closing of the Business Combination, UHG would use its reasonable best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the warrants. UHG will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, UHG may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event UHG so elects, UHG will not be required to file or maintain in effect a registration statement, but UHG will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

UHG is not required to notify warrant holders of the eligibility of the warrants for redemption; however, in the event that UHG elects to redeem all of the Warrants, in accordance with the terms of the warrant agreement, a notice of redemption shall be mailed by first class mail, postage prepaid, by UHG not less than thirty (30) days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Redemption of Warrants when the price per share of the Class A Common Stock equals or exceeds $18.00. Once the warrants become exercisable, UHG may call the warrants for redemption (except as described herein with respect to the Private Placement Warrants):

·	in whole and not in part;

·	at a price of $0.01 per warrant;

·	upon a minimum of 30 days’ prior written notice of redemption, which UHG refers to as the 30-day redemption period; and

·	if, and only if, the last reported sale price (the “closing price”) of UHG’s Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which UHG sends the notice of redemption to the warrant holders

UHG will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by UHG, UHG may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

UHG established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and UHG issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of the Class A Common Stock equals or exceeds $10.00. Once the warrants become exercisable, UHG may redeem the outstanding warrants:

·	in whole and not in part;

·	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares to be determined by reference to the table set forth herein based on the redemption date and the “fair market value” of the Class A Common Stock except as otherwise described herein;

·	if, and only if, the closing price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before UHG sends the notice of redemption to the warrant holders; and

·	if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which UHG sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants as described above.

The “fair market value” of the Class A Common Stock for the above purpose shall mean the volume weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. UHG will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment).

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by UHG pursuant to this redemption feature.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period	Fair Market Value of the Class A Common Stock
to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by UHG pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the warrants. UHG established this redemption feature to provide UHG with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ — Redemption of Warrants When the Price Per Share of the Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides UHG with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to (i) UHG’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) the amount of cash provided by the exercise of the warrants and available to use, and also provides a ceiling to the theoretical value of the warrants as it locks in the amount of shares UHG would pay to warrant holders that exercise if UHG chooses to redeem the warrants in this manner. UHG will be required to pay the applicable redemption price to warrant holders if UHG chooses to exercise this redemption right and it will allow UHG to quickly proceed with a redemption of the warrants if UHG determines it is in its best interest to do so. As such, UHG would redeem the warrants in this manner when UHG believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, UHG can redeem the warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to UHG’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If UHG chooses to redeem the warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, UHG will round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If UHG calls the warrants for redemption for $0.01 as described above, UHG’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis”. In determining whether to require all holders to exercise their warrants on a “cashless basis”, UHG’s management will consider, among other factors, UHG’s cash position, the number of warrants that are outstanding and the dilutive effect on UHG’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its warrants. If UHG’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If UHG’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. UHG believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants. If UHG calls its warrants for redemption and UHG’s management does not take advantage of this option, the Sponsor, the Anchor Investors and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify UHG in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if UHG, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares of UHG’s capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Class A Common Stock in respect of such event.

If the number of shares of outstanding Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in the number of shares of outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of UHG with or into another corporation (other than a consolidation or merger in which UHG is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of UHG as an entirety or substantially as an entirety in connection with which UHG is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and UHG. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to UHG, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, UHG will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not redeemable by UHG so long as they are held by the Sponsor, Anchor Investors or their permitted transferees (except for a number of shares of Class A Common Stock as described under “ — Public Warrants — Redemption of warrants when the price per share of the Class A Common Stock equals or exceeds $10.00”). Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, Anchor Investors or their permitted transferees, the Private Placement Warrants will be redeemable by UHG and exercisable by the holders on the same basis as the Public Warrants. Each of the warrants that may be issued upon conversion of working capital loans shall be identical to the Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that UHG has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, Anchor Investors or their permitted transferees is because it was not known at the time such warrants were sold whether they would be affiliated with UHG following an initial business combination. So long as they remain affiliated with UHG, their ability to sell UHG’s securities in the open market will be significantly limited. UHG has policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell UHG’s securities, an insider cannot trade in UHG’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, UHG believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Sponsor and Anchor Investors agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that was 30 days after the Closing of the Business Combination, except for, among other limited exceptions, transfers made to UHG’s officers and directors and other persons or entities affiliated with or related to the Sponsor or Anchor Investors.

Convertible Notes

Maturity and Interest

In connection with the closing of the PIPE Investment, the Company and the Convertible Note Investors entered into the Notes. The entire unpaid principal amount and all unpaid accrued interest (collectively, the “Obligations”) shall become fully due and payable the Maturity Date, which is the fifth anniversary of the Issue Date, unless earlier repurchased, redeemed or converted pursuant to the terms of the Note. The Notes bear interest at the rate of fifteen percent (15.0%) per annum for the first four years following the Notes’ Issue Date. The interest rate increases by one percent (1.0%) annually beginning on the fourth anniversary of the Issue Date of the Notes. Interest shall be payable monthly in arrears on the last calendar day of each month (each, an “Interest Payment Date”). The Notes mature and the entire unpaid principal amount and unpaid accrued interest on the Notes become payable on the Maturity Date. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Note.

All interest on these Notes shall be paid in cash; provided, that on any Interest Payment Date during the term of the Note, the Company shall have the option to pay a portion of the accrued and unpaid interest on the Note on such Interest Payment Date that has accrued at the rate in excess of ten percent (10.00%) per annum either (i) in cash or (ii) by capitalizing such interest and adding it to the then outstanding principal amount of the Note (“PIK Interest”). Interest on the Notes shall be computed based on a 360-day year of twelve 30-day months and all PIK Interest on the Notes will be compounded quarterly on the last day of each quarter (each, a “PIK Interest Payment Date”).

Principal Amounts

The principal amount of each Note and the number of shares of Class A Common Stock initially subscribed by each Convertible Note Investor, pursuant to each Note Subscription Agreement is set forth next to the name of each Convertible Note Investor below:

Name	Address	Purchase Price (A)	Initial Principal Amount of Note (B)	Number of shares of Issuer Class A Common Stock Subscribed	Value of shares of Issuer Class A Common Stock Subscribed ©	Aggregate Original Issue Discount Percentage ((B+C-A)/ (B+C))
Conversant Opportunity Master Fund LP	c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, New Jersey 07901	$32,812,500	$35,000,000	535,173	$2,675,865	12.9%
Dendur Master Fund Ltd.	c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	$28,125,000	$30,000,000	139,610	$698,050	8.4%
Jasper Lake Ventures One LLC	930 Sylvan Ave, Suite 115, Englewood Cliffs, NJ 07632.	$9,375,000	$10,000,000	46,537	$232,685	8.4%
Hazelview Securities Inc.	1133 Yonge Street, 4th Floor. Toronto ON, M4T 2Y7	$4,687,500	$5,000,000	23,268	$116,340	8.4%
Total		$75,000,000	$80,000,000	744,588	$3,722,940	10.4%

Conversion

Each Note (or any portion of a Note) is convertible at a holder’s option into Class A Common Stock, at any time after the first anniversary of the Closing Date of the Business Combination until the Maturity Date of such Note, at a per share price equal to $5.58 per share, which price was determined in accordance with the terms of the Notes. The conversion price is subject to customary adjustments for certain corporate events as provided in the Notes. If any such event occurs, the number of shares of Class A Common Stock issuable upon conversion may be higher than implied by the initial conversion price.

Each Note is convertible by the Company if at any time after (but not including) the date that is the second (2nd) anniversary of the Issue Date, the VWAP of the Class A Common Stock as traded on the principal securities exchange or securities market on which the Class A Common Stock is then traded equals or exceeds thirteen U.S. dollars and fifty cents ($13.50) for twenty (20) trading days in any Qualifying Trading Period (as defined in the Note).

The Company may deliver to the Holder up to fifty percent (50%) of the outstanding balance of the Obligations under the Note in a cash payment equal to the VWAP of the Company Class A Stock during the five (5) consecutive Trading Day period ending on, and including, the last Trading Day prior to the Conversion Date into which the Note would be convertible on such Conversion Date in lieu of the issuance of that number of Conversion Shares.

Ranking

The Notes are general senior obligations of the Company.

Adjustment of Conversion Rate

The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Class A Common Stock and solely as a result of holding the Notes, in any of the transactions described in the Note, without having to convert their Notes, as if they held a number of shares of Class A Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

If the Company issues Class A Common Stock as a dividend or distribution on the Class A Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;
CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution or immediately after the open of business on the effective date of such share split or share combination, as the case may be;
OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be (before giving effect to any such dividend, distribution, split or combination); and
OS1	=	the number of shares of Class A Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustments made pursuant to the above calculation shall become effective immediately after (i) the close of business on the Record Date for such dividend or distribution or (ii) the open of business on the effective date of such split or combination, as applicable. If any dividend or distribution is declared but not so paid or made, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding Class A Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

If the Company issues to all or substantially all holders of the Class A Common Stock any rights, options or warrants entitling them, for a period of not more than forty-five (45) calendar days after the announcement date for such issuance, to subscribe for or purchase Class A Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Class A Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such issuance, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such issuance;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date;

OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the open of business on such Record Date;
X	=	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of Class A Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants

In determining whether any rights, options or warrants entitle the Holder to subscribe for or purchase Class A Common Stock at less than the average of the Last Reported Sale Prices of the Class A Common Stock for the applicable ten (10) consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash, to be determined by the Board of Directors.

Any adjustment made pursuant to the above calculation shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Class A Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Record Date for such distribution had not occurred.

If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities of the Company, to all or substantially all holders of the Class A Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to the Note, (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to the Note, (iii) dividends or distributions that constitute Reference Property following an event described in Section 4.10 of the Note and (iv) Spin-Offs as to which the provisions set forth below in Section 4.04 of the Note shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date;
SP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and
FMV	=	the fair market value (as determined by the Board of Directors in good faith) of the Distributed Property with respect to each outstanding share of the Class A Common Stock on the Record Date for such distribution.

Any adjustment made under this prior calculation shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, in respect of each $1,000 principal amount of the Note, at the same time and upon the same terms as holders of Class A Common Stock receive the Distributed Property, the amount and kind of Distributed Property the Holder would have received if the Holder owned a number of shares of Class A Common Stock equal to the Conversion Rate in effect immediately prior to the close of business on the Record Date for the distribution.

If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this section by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment where there has been payment of a dividend or other distribution on the Class A Common Stock or shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Class A Common Stock were to such Capital Stock or similar equity interest) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (such period, the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the Valuation Period.

Such adjustment shall occur at the close of business on the last Trading Day of the Valuation Period; provided, that for purposes of determining the Conversion Rate in respect of any conversion during the Valuation Period, references within the previous paragraph to “ten” shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date. If any such dividend or distribution described in the preceding paragraph of this section is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of this section (and subject in all respects to Section 4.13 of the Note), rights, options or warrants distributed by the Company to all holders of the Class A Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Class A Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(i)	are deemed to be transferred with such Class A Common Stock;

(ii)	are not exercisable; and

(iii)	are also issued in respect of future issuances of the Class A Common Stock,

shall be deemed not to have been distributed for purposes of this section (and no adjustment to the Conversion Rate under this section will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this section. If any such rights, options or warrants, including any such existing rights, options or warrants distributed prior to the date of the Note Purchase Agreement, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event of the type described in the immediately preceding sentence with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this section was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (A) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (B) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Class A Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Class A Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 4.02, 4.03 and Section 4.04, and subject to Section 4.10 of the Note, if any dividend or distribution to which Section 4.04 of the Note is applicable also includes one or both of:

(i)	a dividend or distribution of Class A Common Stock to which Section 4.02 of the Note is applicable (the “4.02 Distribution”); or

(ii)	a dividend or distribution of rights, options or warrants to which Section 4.03 of the Note is applicable (the “4.03 Distribution”),

then, in either case,

(1)	such dividend or distribution, other than the 4.03 Distribution and the 4.04 Distribution, shall be deemed to be a dividend or distribution to which this section is applicable (the “4.04 Distribution”) and any Conversion Rate adjustment required by this section with respect to such 4.04 Distribution shall then be made, and

(2)	the 4.02 Distribution and 4.03 Distribution shall be deemed to immediately follow the 4.04 Distribution and any Conversion Rate adjustment required by Section 4.02 and Section 4.03 of the Note with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” of the 4.02 Distribution and the 4.03 Distribution shall be deemed to be the Record Date of the 4.05 Distribution and (II) any Class A Common Stock included in the 4.02 Distribution or 4.03 Distribution shall be deemed not to be “outstanding immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 4.02 of the Note or “outstanding immediately prior to the close of business on the Record Date for such distribution” within the meaning of Section 4.03 of the Note.

If any cash dividend or distribution is made to all or substantially all holders of the Class A Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Record Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Class A Common Stock.

An adjustment to the Conversion Rate made pursuant to this section shall become effective immediately after the close of business on the Record Date for the applicable dividend or distribution. If any dividend or distribution described in this section is declared but not so paid or made, the new Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, for each $1,000 principal amount of the Note, at the same time and upon the same terms as holders of Class A Common Stock, the amount of cash that the Holder would have received if the Holder owned a number of shares of Class A Common Stock equal to the Conversion Rate in effect on the Record Date for such cash dividend or distribution.

If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Class A Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Class A Common Stock exceeds the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Class A Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to the purchase of all Class A Common Stock accepted for purchase or exchange in such tender offer or exchange offer);
OS1	=	the number of shares of Class A Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all Class A Common Stock accepted for purchase or exchange in such tender offer or exchange offer); and
SP1	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this section shall become effective immediately following the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided, that in respect of any conversion of the Note, if the relevant Conversion Date occurs during the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, the Conversion Date in determining the Conversion Rate.

For purposes of Article 4 of the Note, the number of shares of Class A Common Stock at any time outstanding shall not include Class A Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on Class A Common Stock held in the treasury of the Company, but shall include Class A Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Class A Common Stock.

All calculations and other determinations under Article 4 of the Note shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000) of a share.

If the application of the foregoing formulas in Article 4 of the Note would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made (except on account of share combinations).

Notwithstanding anything to the contrary in Article 4 of the Note, the Conversion Rate shall not be adjusted:

(i)	upon the issuance of any Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Class A Common Stock under any plan;

(ii)	upon the issuance of any Class A Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii)	upon the issuance of any Class A Common Stock in connection with an acquisition of the equity or assets of another entity or issued in connection with any financing to a lender as part of the financing transaction;

(iv)	upon the issuance of any Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 4.07(d)(ii) of the Note, including the conversion of any Company Class B Common Stock into Class A Common Stock, and outstanding as of the date the Note was first issued;

(v)	solely for a change in the par value of the Class A Common Stock;

(vi)	for the issuance of the Earn Out Shares as defined in the Business Combination Agreement; or

(vii)	for accrued and unpaid interest.

Effect of Recapitalization

If any of the following events occurs:

(i)	any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination),

(ii)	any consolidation, merger or combination involving the Company,

(iii)	any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)	any statutory share exchange,

in each case, as a result of which holders of the Class A Common Stock would be entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right of the Holder to convert each $1,000 principal amount of Note shall be changed into a right of the Holder to convert such principal amount of Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Class A Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute a supplement to the Note (each, a “Note Supplement”) providing for such change in the right to convert each $1,000 principal amount of Note; provided, however, that at and after the effective time of the Merger Event (1) any amount payable in cash upon conversion of the Note in accordance with Article 3 of the Note shall continue to be payable in cash and (2) any Class A Common Stock that the Company would have been required to deliver upon conversion of the Note in accordance with Article 3 of the Note shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Class A Common Stock would have received in such Merger Event.

If the Merger Event causes the Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (A) the Reference Property into which the Note will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Class A Common Stock, and (B) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (A) attributable to one share of Class A Common Stock. If the holders of Class A Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (I) the consideration due upon conversion of each $1,000 principal amount the Note shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Class A Common Stock in such Merger Event and (II) the Company shall satisfy the conversion obligations hereunder by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify the Holder in writing of such weighted average as soon as practicable after such determination is made but in no event later than the third (3rd) Business Day following the effective date of the Merger Event.

The Note Supplement shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Article 4 of the Note. Notwithstanding any failure by the Company or a successor or purchasing Person to execute and deliver the Note Supplement, the Note shall be deemed to provide for such change in convertibility. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then an assumption of the Note shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 5 of the Note.

When the Note is modified or amended pursuant to Section 4.10(a) of the Note, the Company shall promptly provide to the Holder a notice briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. Failure to deliver such notice shall not affect the legality or validity of such modification or amendment to the Note.

None of the foregoing provisions shall affect the right of the Holder to convert the Note into cash, Class A Common Stock or a combination of cash and Class A Common Stock, as applicable, as set forth in Article 3 of the Note prior to the effective date of such Merger Event.

The above provisions of this section shall similarly apply to successive Merger Events.

Upon the consummation of any Merger Event, references to “Class A Common Stock” shall be deemed to refer to any Reference Property that constitutes capital stock after giving effect to such Merger Event.

Redemption

Subject to the terms, conditions and limitations set forth in Article 5 of the Note, at any time prior to the date that is sixty (60) days prior to the Maturity Date, the Company shall have the right to repurchase (an “Optional Redemption”) all or any portion of the remaining principal amount of the Note then outstanding by paying the Make Whole Amount payable in respect of the principal amount that is the subject of the Optional Redemption (such Make Whole Amount, the “Redemption Price”), by providing a notice of repurchase to the Holder (an “Optional Redemption Notice”).

Notwithstanding the foregoing or anything else to the contrary contained herein, the Company may not deliver an Optional Redemption Notice unless (i) the Optional Redemption applies to all of the Notes issued under the Note Purchase Agreement on a pro rata basis (based on the principal amounts thereof), (ii) the Company shall not have delivered an Optional Redemption Notice with respect to which the Pending Redemption Period as provided in Section 5.05 of the Note has not expired, (iii) at least thirty (30) days shall have elapsed since the expiration of the then most recent Pending Redemption Period, and (iv) the principal amount of the Notes being redeemed pursuant to such Optional Redemption Notice is not less than the lesser of $10,000,000 and the aggregate principal amount of all Notes issued under the Note Purchase Agreement then outstanding.

The Optional Redemption Notice shall be irrevocable and, upon delivery of an Optional Redemption Notice, the Optional Redemption Price, less the sum of all Redemption Period Conversion Amounts (as defined below), together with accrued and unpaid interest thereon through the date of payment thereof (and any other amounts payable thereon under the Notes, including, if applicable, the Make Whole Amount), shall become due and payable on the Optional Redemption Date. The failure to pay in full the amount payable to the Holder on the Optional Redemption Date shall constitute an Event of Default under the Note. The principal amount of Notes to be converted pursuant to each Conversion Notice delivered by a Holder during the Pending Redemption Period (a “Redemption Period Conversion Amount”) shall reduce, on a dollar-for-dollar basis, the principal amount to be converted until all of such principal amount shall have been converted.

Upon surrender of the portion of the Note that is to be redeemed only in part in accordance with Section 5.01 of the Note, and promptly after the Optional Redemption Date, the Company shall execute and deliver to the Holder, without any charges, a New Note, of such authorized denomination or denominations as may be requested by the Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that has not been repurchased.

Default

The occurrence of any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under the Note:

(a)	the Company fails to pay when due any Obligations hereunder (including, when due, the principal of the Note on the Maturity Date, any amounts payable in connection with an Optional Redemption, upon exercise of a repurchase right hereunder, or otherwise);

(b)	any representation or warranty of the Company or the Company under the Note or the Note Purchase Agreement, as applicable, is untrue, inaccurate or incorrect in any material respect as of the date made;

(c)	the Company breaches any covenant set forth in the Note or the Note Purchase Agreement, taking into account applicable periods of notice and cure, if any; provided, however, that in the event no grace or cure period is so provided, the Company shall have a period of (a) three (3) days after the earlier of the Company’s actual knowledge thereof and written notice of non-compliance to cure such non-compliance to the extent it relates to any monetary default and (b) twenty (20) days after the earlier of the Company’s actual knowledge thereof and written notice of non-compliance to cure any other non-compliance;

(d)	any default occurs under the Existing Credit Agreement and the Agent or the requisite percentage of lenders thereunder have declared all obligations thereunder due and payable;

(e)	any default occurs in respect of any debt of the Company, the Company or any of their respective Subsidiaries (other than under the Existing Credit Agreement);

(f)	any Bankruptcy or Insolvency Proceeding occurs;

(g)	an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction against any of the Company, the Company, or their respective Subsidiaries, seeking: (i) relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Bankruptcy Law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its property or assets; or (iii) winding-up or liquidation; and such proceeding or petition shall continue undismissed and unstayed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)	one or more judgments is rendered against any of the Company, the Company, or their respective Subsidiaries, and the same remains undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of any of the Company, the Company, or their respective Subsidiaries, or to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $250,000 or (ii) is for injunctive relief and could reasonably be expected to result in an Company Material Adverse Effect or a Company Material Adverse Effect;

(i)	if any of the Company, the Company, or their respective Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(j)	the Company fails to comply with any applicable listing and corporate governance rules and regulations of Nasdaq or loses its status as a member in good standing with Nasdaq, unless it has chosen to list its securities on the New York Stock Exchange; or

(k)	the occurrence of any event (financial or otherwise) resulting in, or which will likely result in, an Company Material Adverse Effect or a Company Material Adverse Effect, as determined by the Holder in his reasonable discretion, and remains uncured for a period of fifteen (15) days following the earlier of the Company’s or the Company’s knowledge of such event, as the case may be, and written notice of such event by the Holder to the Company or the Company, as the case may be, (or, such longer period of time as reasonable given the circumstances if such occurrence is not reasonably curable within such fifteen- (15-) day period and provided that the Company or the Company is taking steps to cure such occurrence during such fifteen- (15-) day period and thereafter diligently pursues to completion).

Subject to the Existing Credit Agreement, if any Event of Default occurs for any reason, whether voluntary or involuntary, and continues beyond the expiration of any applicable cure period:

(a)	upon notice or demand, the Holder may declare the outstanding indebtedness under the Note (which shall be equal to the Make Whole Amount, together with all accrued and unpaid interest thereon prior to the date of such declaration) and other obligations under the Note, to be due and payable, whereupon each of the foregoing shall be and become immediately due and payable, and the Company shall immediately pay to the Holder all such indebtedness, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Note Purchase Agreement to the contrary notwithstanding; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Company, the Company, or their respective Subsidiaries under the Bankruptcy Code, then all indebtedness under the Note, together with all other amounts due or owing to the Holder pursuant to the Note and the Note Purchase Agreement, shall automatically be due immediately without notice of any kind; or

(b)	the Holder may (i) pursue any available remedy by proceeding at Law or in equity to collect the payment of principal of, or interest on, the Note or to enforce the performance of any provision of the Note or the Note Purchase Agreement and (ii) exercise on behalf of itself all rights and remedies available to it under the Note or the Note Purchase Agreement.

The Company agrees to pay the Holder all out-of-pocket costs and expenses reasonably incurred by the Holder and the Holder in any effort to collect indebtedness under the Note and to exercise remedies under the Note Purchase Agreement, including reasonable attorneys’ fees, and to pay interest at the Default Rate on such costs and expenses to the extent not paid when demanded. The Holder may exercise any and all of its remedies under the Note and the Note Purchase Agreement contemporaneously or separately from the exercise of any other remedies hereunder or under applicable Law.

Upon any default pursuant to the Note or the Note Purchase Agreement, the Note and all overdue obligations thereunder shall bear interest at the rate of the lesser of (i) two percent (2%) in excess of the rate otherwise applicable to the Note pursuant to Section 2.01 of the Note and (ii) such maximum rate of interest allowable under the Laws of the State of New York (the “Default Rate”).

The Holder may waive an existing Default or Event of Default. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Note; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Change of Control

In the event of a Change of Control Transaction occurring prior to the repayment or conversion of the Obligations under the Note pursuant to its terms, the Note, including all Obligations thereunder (calculated at the Make Whole Amount), shall be, at the option of the Holder, (i) repaid in cash as of the closing of such Change of Control Transaction (which election, if made, shall be irrevocable), or (ii) subject to applicable Nasdaq listing rule limitations (including, if applicable, approval by the Company’s stockholders), converted into Conversion Shares at the Conversion Price, to be issued to the Holder immediately prior to, but contingent upon, the closing of such Change of Control Transaction, or (iii) remain outstanding following the closing of such Change of Control Transaction; provided, however, that if the Change of Control Transaction is scheduled to close prior to the end of the Measurement Period, the Holder may, in its sole discretion, by notice in writing to the Company delivered no later than three (3) days prior to the scheduled closing of the Change of Control Transaction (A) elect to convert the Note into a number of Conversion Shares equal to the quotient of (1) the Forced Conversion Amount divided by (2) a Conversion Price of five U.S. dollars ($5.00) per share by delivery of an Company Conversion Notice, or (B) elect to be repaid in cash in an amount equal to the Make Whole Amount as of the closing of such Change of Control Transaction (which election, if made, shall be irrevocable), or (C) elect that the Note will remain outstanding following the closing of such Change of Control Transaction. The Company shall provide at least twenty (20) Business Days’ notice to the Holder of the closing of a Change of Control Transaction.

Prior to or concurrently with the Company consummating any Change of Control Transaction (i) after which the Note will remain outstanding and (ii) in which (A) the Company is not the surviving entity, or (B) the Class A Common Stock does not remain “equity securities” (as defined under the Exchange Act), or (C) the Class A Common Stock does not continue to be listed on a “national securities exchange” (as defined under the Exchange Act), the Company shall require the acquiring or successor entity of such Change of Control Transaction (the “Successor Entity”) to agree in writing to assume (or where the Company continues to exist, guarantee) the payment obligations hereunder and to honor the conversion terms and all of the obligations of the Company under the Note related thereto. At the option of the Holder, the Successor Entity (and, where the Company continues to exist, the Company) shall deliver to the Holder in exchange for the Note a security of the Successor Entity (and, where the Company continues to exist, the Company) evidenced by a written instrument substantially similar in form and substance to the Note that is convertible into shares (or equivalent) of the Successor Entity in exchange for the Reference Property with a conversion rate that applies the Conversion Rate hereunder to such Reference Property (but taking into account the relative value of Class A Common Stock, the Successor Entity shares (or equivalent) and the Conversion Price, in each case, for the purpose of protecting the economic value of the Note immediately prior to the consummation of such Change of Control Transaction).

Governing Law

The Notes are governed by, and construed in accordance with, the laws of the State of New York.

Dividends

UHG has not paid any cash dividends on the Common Stock to date and does not currently intend to pay cash dividends in the future. The payment of cash dividends in the future will be dependent upon UHG’s revenue and earnings, if any, capital requirements and general financial condition, and will be within the discretion of the Board of Directors. UHG’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

UHG’s Class A Common Stock and Public Warrants are currently listed on Nasdaq, under the symbols “UHG” and “UHGWW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Equiniti Trust Company, LLC.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Amended and Restated Certificate of Incorporation provides that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. Amending the classified Board of Directors provisions requires approval by two-thirds (2/3) of the then outstanding voting power; provided, however, that for so long as the holders of the Class B Common Stock hold at least a majority in voting power of the outstanding Common Stock, the required threshold for such an amendment shall be the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of UHG entitled to vote thereon.

Authorized but Unissued Shares

The authorized but unissued Common Stock and shares of UHG’s preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of UHG by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action; Special Meetings of Shareholders

The Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock, (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of common stock, any action required or permitted to be taken by the shareholders may be effected by consent in lieu of a meeting, and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding Common Stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent by such shareholders. As a result, at any time at which the holders of Class B Common Stock do not hold a majority of the outstanding voting power, a holder controlling a majority of UHG capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of shareholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of UHG to the extent expressly provided in the applicable preferred stock designation.

Further, the Amended and Restated Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of UHG, (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of common stock, special meetings of the shareholders may be called only by: (a) the UHG; or (b) the Secretary, following receipt of one or more written demands to call a special meeting of the shareholders from shareholders of record who own, in the aggregate, at least 51% in voting power of the outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the shareholders as may be set forth in the Bylaws, and (ii) from and after the time the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding Common Stock, special meetings of the shareholders of UHG may only be called by the Board of Directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Bylaws provide that shareholders seeking to bring business before UHG’s annual meeting of shareholders, or to nominate candidates for election as directors at its annual meeting of shareholders, must provide timely notice. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of UHG not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by UHG. The Bylaws also specify certain requirements as to the form and content of a shareholders’ notice. These provisions may preclude UHG’s shareholders from bringing matters before its annual meeting of shareholders or from making nominations for directors.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board of Directors or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the shares of the capital stock of UHG entitled to vote in the election of directors, voting as one class. If the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of common stock, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock of UHG entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Amended and Restated Certificate of Incorporation related to the classified Board of Directors and limitation of liabilities. For so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of common stock, the requisite threshold shall be the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of UHG entitled to vote thereon.

Board Vacancies

Any vacancy on the Board of Directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of UHG. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in the Board of Directors, the remaining directors may exercise the powers of the full Board of Directors until the vacancy is filled.

Preferred Directors

Under the Amended and Restated Certificate of Incorporation, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.

Conversant Director

Pursuant to that certain Conversant Subscription Agreement, dated March 30, 2023, by and among the Company and Conversant Opportunity Master Fund LP (“Conversant”), for so long as 50% of the original principal amount of convertible notes issued by the Company to Conversant and certain other investors are outstanding and have not been converted or cash settled, Conversant shall have the right to designate one member of the Board of Directors. To fulfill its obligations under the Conversant Subscription Agreement, the Company expanded the size of the Board of Directors to eleven (11) directors.

Exclusive Forum Selection

The Amended and Restated Certificate of Incorporation provides that (A) (i) any derivative action or proceeding brought on behalf of UHG, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of UHG to UHG or UHG’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Amended and Restated Certificate of Incorporation, these provisions may be waived by UHG at its discretion.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although UHG believes these provisions benefit UHG by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against UHG’s directors and officers, although UHG shareholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

The Amended and Restated Certificate of Incorporation provides that UHG is not subject to Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s outstanding voting stock. Accordingly, UHG is not subject to any anti-takeover effects of Section 203.

Limitation on Liability

The Amended and Restated Certificate of Incorporation provides that a UHG director or officer shall not be personally liable to UHG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Indemnification and Advancement of Expenses

The Bylaws provide that UHG’s directors and officers will be indemnified and advanced expenses by UHG to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Bylaws provide that UHG’s directors will not be personally liable to UHG or its shareholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Bylaws also permit UHG to purchase and maintain insurance on behalf of any officer, director, employee or agent of UHG for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage shareholders from bringing a lawsuit against UHG directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit UHG and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent UHG pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. DHHC believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to UHG directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, DHHC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

Overview

The table below provides information concerning beneficial ownership of our common stock as of June 12, 2024 by each stockholder, or group of affiliated stockholders, as of June 12, 2024, by:

·	each person who is known to be the beneficial owner of more than 5% of our Class A common stock and Class B common stock;

·	each of our named executive officers;

·	each of our directors; and

·	all of our current executive officers and directors as a group.

The following table is based upon information supplied by directors, executive officers and principal stockholders; and Schedule 13G, Schedule 13D and Section 16 filings filed with the SEC through June 12, 2024. The column in each table entitled “% of Class” is based upon 11,400,203 shares of Class A common stock and 36,973,876 shares of Class B common stock issued and outstanding as of June 12, 2024.

Explanation of Certain Calculations in the Table of Certain Beneficial Owners

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 917 Chapin Road, Chapin, South Carolina 29036.

Name and Address of Beneficial Owner	Number of Class A Shares Beneficially Owned	% of Class(1)	Number of Class B Shares Beneficially Owned	% of Class(1)
Directors and Named Executive Officers
Michael Nieri (2)	39,968,069	82.3%	36,973,876	100%
James P. Clements	50,239	*	—	—%
Robert Dozier	70,568	*	—	—%
Jason Enoch	48,739	*	—	—%
Robert Grove	—	*	—	—%
Nikki R. Haley	65,906	*	—	—%
Jamie Pirrello	—	—	—	—%
Alan Levine (2)	909,239	8.0%	—	—%
Tom O’Grady (3)	779,657	6.4%	—	—%
Jack Micenko	78,504	*	—	—%
All executive officers and directors as a group (17 individuals)	42,924,214	85.6%	36,973,876	100%
Greater than Five Percent Holders:
Maigan Lincks (2)	6,061,895	34.9%	5,975,576	16%
Patrick Nieri (2)	6,061,895	34.9%	5,975,576	16%
Pennington Nieri (2)	8,831,256	48.6%	6,700,791	18%
David Hamamoto (2)(3)	3,134,826	25.1%	—	—%
Martha Hamamoto (2)	942,413	7.9%	—	—%
Antara Capital Return SPAC Master Fund LP (3)(4)	1,245,999	9.85%	—	—%
The Conversant Opportunity Master Fund LP(5)	1,193,827	9.9%	—	—%
Dendur Master Fund Ltd.(6)	1,237,290	9.9%	—	—%
Jasper Lake Ventures One LLC (7)	942,594	7.7%	—	—%
Liminality Partners RV LP (8)	896,057	7.3%	—	—%
Hazelview Securities Inc. (9)	919,325	7.5%	—	—%

*	Less than 1%.
(1)	The percentage of beneficial ownership of the Company is calculated based on (i) 11,400,203 shares of Class A common stock and (ii) 36,973,876 shares of Class B common stock issued and outstanding as of June 12, 2024.
(2)	Includes shares which the identified holder may be deemed to beneficially own and/or share voting and/or dispositive power, including shares held in or by trusts for the benefit of family members, or trusts in which the identified holder is a trustee.
(3)	Includes shares issuable upon the exercise of warrants held by the investor.
(4)	The business address of Antara Capital is 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001. Voting and dispositive control of the securities is held by Himanshu Gulati, as managing member of Antara Capital GP LLC, a Delaware limited liability company which is the general partner of Antara Capital LP, a Delaware limited partnership which is the investment manager of Antara Capital.
(5)	Includes shares that may be issued upon the conversion of a convertible note held by the investor. The business address of Conversant Opportunity Master Fund LP is c/o Conversant Capital LLC, 25 Deforest Ave., Summit, New Jersey 07901.
(6)	Includes shares that may be issued upon the conversion of a convertible note held by the investor. The business address of Dendur Master Fund Ltd. is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.
(7)	Includes shares that may be issued upon the conversion of a convertible note held by the investor. The business address of Jasper Lake Ventures One LLC is 930 Sylvan Ave, Suite 115, Englewood Cliffs, NJ 07632.
(8)	Consists of shares that may be issued upon the conversion of a convertible note held by the investor. The business address of Liminality Partners RV LP is 11 Arlington Street, Boston, MA, 02116.
(9)	Includes shares that may be issued upon the conversion of a convertible note held by the investor. The business address of Hazelview Securities Inc. is 1133 Yonge Street, 4th Floor. Toronto ON, M4T 2Y7.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 66,652,550 shares of Class A Common Stock (including (a) 421,100 shares of Class A Common Stock issued in a private offering to Lock-Up Investors, (b) 2,966,664 shares of Class A Common Stock are issuable upon exercise of the Private Placement Warrants, (c) 744,588 shares of Class A Common Stock issued to the Convertible Note Investors, (d) up to 21,699,139 shares of Class A Common Stock issuable upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, (e) 124,999 shares of Class A Common Stock issued to the Equity PIPE Investors, (f) 3,722,184 shares of Class A Common Stock issued to the Initial DHHC Investors, and (g) 36,973,876 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock that were issued in a private offering to certain of the Selling Securityholders as merger consideration in connection with the Business Combination), (ii) up to 2,966,664 Private Placement Warrants, and (iii) the Notes themselves.

The Selling Securityholders may from time to time offer and sell any or all of the Class A Common Stock, Private Placement Warrants, and Notes set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Class A Common Stock, Private Placement Warrants, or Notes, other than through a public sale.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A Common Stock, Private Placement Warrants, and Notes held by each of the Selling Securityholders.

Except as set forth in the footnotes below, the following table sets forth certain information as of June 12, 2024 regarding the beneficial ownership of the Class A Common Stock, Private Placement Warrants, and Notes being offered by the Selling Securityholders. The applicable percentage ownership of the Private Placement Warrants is based on 2,966,664 Private Placement Warrants outstanding as of June 12, 2024. The applicable percentage ownership of Class A Common Stock is based on 11,400,203 shares of Class A Common Stock outstanding as of June 12, 2024, plus shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock outstanding as of June 12, 2024, but does not include the shares of Class A Common Stock issuable upon exercise of outstanding stock options, exercise of the Warrants, or the conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto. Information with respect to the Class A Common Stock, Private Placement Warrants, and Notes owned beneficially after the offering assumes the sale of all of the Class A Common Stock, Private Placement Warrants, and Notes registered hereby. The Selling Securityholders may offer and sell some, all or none of their Class A Common Stock, Private Placement Warrants, and Notes.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, a person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock, Private Placement Warrants, and Notes.

Selling Securityholders

Selling Securityholders – Class A Common Stock and Private Placement Warrants

	Securities Beneficially Owned Prior to this Offering			Maximum Number of Securities to be Sold Pursuant to this Offering(1)			Securities to be Beneficially Owned After this Offering
Selling Securityholder	Common Stock(2)		Private Placement Warrants(3)	Common Stock		Private Placement Warrants(3)	Common Stock	%	Private Placement Warrants	%
Michael Nieri(4)(5)	39,968,069		—	39,804,518		—	163,551	*	—	—
MPN Grandchildren’s Trust 2023 dated 9/12/2023(4) (6)	1,705,215		—	1,705,215		—	—	—	—	—
David T. Hamamoto 2020 Irrevocable Trust(7)	2,192,413		548,240	942,413	(8)	548,240	1,250,000	2.6%	—	—
Martha M. Hamamoto 2020 Irrevocable Trust	942,413		548,240	942,413	(8)	548,240	—	—	—	—
Neil Hamamoto 2011 GST Trust	394,173		—	394,173		—	—	—	—	—
Mia Hamamoto 2011 GST Trust	394,173		—	394,173		—	—	—	—	—
Keith Feldman(9)	394,571		149,519	335,693	(8)	149,519	58,878	*	—	—
Antara Capital Return SPAC Master Fund LP(10)	1,245,999		1,245,999	1,245,999	(8)	1,245,999	—	—	—	—
The Obsidian Master Fund	62,753		45,093	45,093	(8)	45,093	17,660	*	—	—
BlackRock Credit Alpha Master Fund LP	191,563		137,653	137,653	(8)	137,653	53,910	*	—	—
HC NCBR Fund	75,965		54,586	54,586	(8)	54,586	21,379	*	—	—
Riverview Group LLC	305,313		237,333	237,333	(8)	237,333	67,980	*	—	—
Jack Nieri	80,822		—	7,500		—	73,322	*	—	—
Eric Bland(11)	136,250		—	24,750		—	111,500	*	—	—
Erica Bland Lear	75,000		—	15,000		—	60,000	*	—	—
Gillian Bland	75,000		—	15,000		—	60,000	*	—	—
Jamie Flaum	75,000		—	15,000		—	60,000	*	—	—
Jason Brown	75,000		—	15,000		—	60,000	*	—	—
Rob Lapin	12,375		—	2,475		—	9,900	*	—	—
Alan Levine Revocable Trust(12)	909,239	(13)	—	175,000		—	734,239	1.5%	—	—
Vicki Levine Revocable Trust	437,500		—	87,500		—	350,000	*	—	—
Elizabeth Levine Irrevocable Trust	125,000		—	25,000		—	100,000	*	—	—
Victoria Levine Irrevocable Trust	125,000		—	25,000		—	100,000	*	—	—
Garrett Levine Irrevocable Trust	125,000		—	25,000		—	100,000	*	—	—
Robert Dozier(11)	70,568		—	1,250		—	69,318	*	—	—
Bhavna Vasudeva	12,500		—	2,500		—	10,000	*	—	—
James Clements(11)	50,239		—	4,000		—	46,239	*	—	—
Jason Enoch(11)	48,739		—	2,500		—	46,239	*	—	—
PWN Trust 2018 dated 7/17/2018(4)(14)	6,058,908		—	6,025,575		—	33,333	*	—	—
MEN Trust 2018 dated 7/17/2018(4)(15)	6,058,908		—	6,025,575		—	33,333	*	—	—
PMN Trust 2018 dated 7/17/2018(4)(16)	6,058,908		—	6,025,576		—	33,332	*	—	—
Chris Morris	2,500		—	500		—	2,000	*	—	—
Michael Goldberg	62,500		—	12,500		—	50,000	*	—	—
Mickey Goldberg	25,000		—	5,000		—	20,000	*	—	—
Eric Rubin	12,500		—	2,500		—	10,000	*	—	—
Jon Attard	3,125		—	625		—	2,500	*	—	—
Tom Donev	81,250		—	16,250		—	65,000	*	—	—
Bob Beesburg	6,250		—	1,250		—	5,000	*	—	—
Diane Hanson	12,500		—	2,500		—	10,000	*	—	—
Two Blue Stallions, LLC(17)	400,000		—	400,000		—	—	—	—	—
White Rock Capital, LLC(17)	579,318		—	579,318		—	—	—	—	—
Conversant Opportunity Master Fund LP	535,173		—	535,173		—	—	—	—	—
Dendur Master Fund Ltd.	139,610		—	139,610		—	—	—	—	—
Jasper Lake Ventures One LLC	46,537		—	46,537		—	—	—	—	—
Hazelview Securities Inc.	23,268		—	23,268		—	—	—	—	—

* Represents beneficial ownership of less than 1%.

(1)	The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other of our Class A Common Stock, warrants, or other securities that the Selling Securityholder may own beneficially or otherwise.
(2)	Represents Class A Common Stock, including the Class A Common Stock to be issued upon the exercise of Warrants held by the Selling Securityholder.
(3)	Represents certain Warrants held by the Selling Securityholders.
(4)	Includes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.
(5)	Includes an aggregate of 20,861,257 shares held by (i) trusts established for the benefit of family members of Mr. Nieri, and (ii) entities controlled by Mr. Nieri. Mr. Nieri may be deemed to have or share beneficial ownership with respect to the shares held by the these family trusts and entities.
(6)	Voting and dispositive control of the securities is held by Pennington Nieri, UHG’s Co-Executive VP – Construction Services, as trustee. Pennington Nieri is the son of Michael Nieri, who is Chairman, Chief Executive Officer, and a Director of UHG.
(7)	David T. Hamamoto, the beneficiary of the David T. Hamamoto 2020 Irrevocable Trust, was formerly a director of UHG.
(8)	Assumes that each Warrant held by the Selling Securityholder is exercised in full for Class A Common Stock.
(9)	Keith Feldman is the Chief Financial Officer of UHG.
(10)	Antara Capital Return SPAC Master Fund LP is an affiliate of the former sponsor of DHHC.
(11)	The Selling Securityholder is a director of UHG.
(12)	Alan Levine, the beneficiary and trustee of the Alan Levine Revocable Trust, is a director of UHG.
(13)	Includes 437,500 shares held by the Vicki Levine Revocable Trust. Mr. Levine is the spouse of the trustee of the Vicki Levine Revocable Trust, and may be deemed to have or share beneficial ownership with respect to the shares held by the Vicki Levine Revocable Trust.
(14)	Pennington Nieri is the beneficiary of the PWN Trust dated 7/17/2018.
(15)	Maigan Nieri, the beneficiary of the MEN Trust dated 7/17/2018, is the daughter of Michael Nieri, who is Chairman, Chief Executive Officer, and a Director of UHG.
(16)	Patrick Nieri, the beneficiary of the PMN Trust dated 7/17/2018, is the son of Michael Nieri, who is Chairman, Chief Executive Officer, and a Director of UHG.
(17)	Voting and dispositive control of the securities is held by Pennington Nieri, as Manager.

Selling Securityholders – Notes
Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned Prior to this Offering(1)	Principal Amount of Notes to be Registered in this Offering	Class A Common Stock Issuable Upon Conversion of the Notes That May be Sold(1)	Notes Beneficially Owned After this Offering	%
The Conversant Opportunity Master Fund LP	$35,000,000	$35,000,000	9,493,374	—	—
Dendur Master Fund Ltd.	$30,000,000	$30,000,000	8,137,177	—	—
Jasper Lake Ventures One LLC	$5,000,000	$5,000,000	1,356,196	—	—
Liminality Partners RV LP	$5,000,000	$5,000,000	1,356,196	—	—
Hazelview Securities Inc.	$5,000,000	$5,000,000	1,356,196	—	—

(1)	Calculated based on a conversion price of $5.58 per share, which price was determined in accordance with the terms of the Notes.

PLAN OF DISTRIBUTION

We are registering the Class A Common Stock, the Class A Common Stock issuable upon the exercise of the Private Placement Warrants, the Class A Common Stock upon conversion or exchange, or otherwise in respect, of the Notes, including any “make-whole amounts” with respect thereto, the Class A Common Stock issuable upon conversion of the Class B Common Stock, the Private Placement Warrants, and the Notes themselves by the Selling Securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Class A Common Stock, Private Placement Warrants or Notes, although we will receive the exercise price of any Warrants not exercised by the Selling Securityholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the Class A Common Stock, Private Placement Warrants and Notes.

The Selling Securityholders may sell all or a portion of the Class A Common Stock, Private Placement Warrants or Notes held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A Common Stock, Private Placement Warrants or Notes are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Common Stock, Private Placement Warrants or Notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

·	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

·	in the over-the-counter market;

·	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

·	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	short sales made after the date the Registration Statement is declared effective by the SEC;

·	broker-dealers may agree with a Selling Securityholder to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell the Class A Common Stock, Private Placement Warrants and Notes under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the Class A Common Stock, Private Placement Warrants and Notes by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling Class A Common Stock, Private Placement Warrants or Notes to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Class A Common Stock, Private Placement Warrants and Notes for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Common Stock in the course of hedging in positions they assume. The Selling Securityholders may also sell Class A Common Stock short and deliver Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Class A Common Stock, Private Placement Warrants and Notes to broker-dealers that in turn may sell such warrants and shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the Class A Common Stock, Private Placement Warrants and Notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Common Stock, Private Placement Warrants and Notes from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholder under this prospectus. The Selling Securityholders also may transfer and donate the Class A Common Stock, Private Placement Warrants and Notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the Class A Common Stock, Private Placement Warrants and Notes may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A Common Stock, Private Placement Warrants and Notes is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Class A Common Stock, Private Placement Warrants and Notes being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, the purchase price paid by any underwriter, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Common Stock, Private Placement Warrants and Notes may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Stock, Private Placement Warrants and Notes may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Class A Common Stock, Private Placement Warrants or Notes registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Common Stock, Private Placement Warrants or Notes by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Common Stock, Private Placement Warrants and Notes to engage in market-making activities with respect to the Class A Common Stock, Private Placement Warrants or Notes. All of the foregoing may affect the marketability of the Class A Common Stock, Private Placement Warrants or Notes and the ability of any person or entity to engage in market-making activities with respect to the Class A Common Stock, Private Placement Warrants or Notes.

We will pay all expenses of the registration of the Class A Common Stock, Private Placement Warrants and Notes pursuant to the applicable agreements containing registration rights, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Securityholders against liabilities, including some liabilities under the Securities Act in accordance with the applicable agreements containing registration rights or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the applicable agreements containing registration rights or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Common Stock, Private Placement Warrants and Notes will be freely tradable in the hands of persons other than our affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock, Warrants, and Notes, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations, taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock, Warrants, or Notes as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Class A Common Stock, Warrants, and Notes for cash pursuant to this prospectus. No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to, any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

·	an individual who is a United States citizen or resident of the United States;

·	a corporation (or other entity taxable as a corporation) created in, or organized under the law of, the United States or any state or political subdivision thereof;

·	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

·	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member, or other beneficial owner in such partnership will generally depend upon the status of the partner, member, or other beneficial owner, the activities of the partnership, and certain determinations made at the partner, member, or other beneficial owner level. If you are a partner, member, or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock disposed. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants. However, there is some uncertainty regarding this tax treatment and, accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a redemption of Warrants for Class A Common Stock.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Certain Tax Consequences to U.S. Note Holders of Notes

Payments of Interest on Notes

Unless the original issue discount or “OID” rules otherwise require, stated interest on the Notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

OID is a form of interest that generally exists when a debt instrument’s stated redemption price at maturity exceeds its issue price. If OID were to exist, under the OID rules, the excess of total payments on a Note, including interest that is not unconditionally payable at least annually throughout the term of the Note, will be currently deductible by the issuer and currently includible in income by the holder, under the constant yield method. Under the constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods. Holders of Notes should consult with their tax or other professionals regarding the existence and impact, if any, of OID on their investment and taxes. A cash method holder of a Note may be taxed differently than an accrual method holder of a Note.

Market Discount

If you purchase a Note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a Note for an amount in excess of its principal amount, you will be considered to have purchased the Note at a “premium.” You generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Note.

Sale, Exchange, Retirement, or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by you) and the adjusted tax basis of the Note. Your adjusted tax basis in a Note will, in general, be your cost for that Note increased by market discount previously included in income and reduced by any amortized premium.

Any gain or loss will be capital gain or loss. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

In general, information reporting requirements will apply to certain payments of principal and interest (including the OID) paid on the Notes and to the proceeds of the sale or other disposition of a Note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate initial tax basis in the Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants. However, there is some uncertainty regarding this tax treatment and, accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a redemption of Warrants for Class A Common Stock.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

·	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

·	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Class A Common Stock, Warrants, or Notes and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the dis-position or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a Non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of our Class A Common Stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Taxation of Interest on Notes

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold Notes in connection with a United States trade or business, interest paid and OID accrued on the Notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the Notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a Note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Class A Common Stock and Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

With respect to the Notes, generally, we must report to the IRS and to the holder the amount of interest (including OID) paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, holders will not be subject to backup withholding with respect to payments of interest (including OID) on the notes that we make to each holder, provided that we do not have actual knowledge or reason to know that the holder is a United States person as defined under the Code, and we have received from the holder the required certification that the holder is a non-U.S. Holder.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, the holder certifies to the payor under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code), or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR CLASS A COMMON STOCK, WARRANTS AND NOTES BASED ON THE INVESTOR’S CIRCUMSTANCES.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Nelson Mullins Riley & Scarborough LLP.

EXPERTS

The consolidated financial statements of United Homes Group, Inc. as of December 31, 2023 and 2022 and for the fiscal years then ended have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, included in United Homes Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available for free to the public over the Internet on the SEC’s website at www.sec.gov. Our Class A Common Stock and our Public Warrants are listed on Nasdaq under the symbols “UHG” and “UHGWW,” respectively. General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.unitedhomesgroup.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or that can be accessed through, our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and the accompanying prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, the accompanying prospectus supplement or in any document previously incorporated by reference have been modified or superseded. Our periodic reports are filed with the SEC under SEC File Number 001-39936.

We hereby incorporate by reference the following documents:

·	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 15, 2024;

·	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 10, 2024;

·	our Current Reports on Form 8-K filed with the SEC on January 29, 2024, February 23, 2024, March 14, 2024, April 23, 2024, May 10, 2024, and May 16, 2024 in each case only to the extent filed and not furnished;

·	those portions of our for our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with the SEC on April 5, 2024 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023; and

·	the description of our securities contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 15, 2024 and any amendment or report filed with the SEC for the purpose of updating the description.

We incorporate by reference any additional filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, including any related exhibits under Item 9.01 of Form 8-K) after the filing of the initial registration statement (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC). These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered, including any beneficial owner, a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investors” section of our website at www.unitedhomesgroup.com and you may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Corporate Secretary

United Homes Group, Inc.

917 Chapin Road

Chapin, South Carolina 29036

(844) 776-4663

7,420,057 Shares

United Homes Group, Inc.

Class A Common Stock

Sole Book-Running Manager

BTIG, LLC

December 5, 2024